                                          As filed pursuant to Rule 424(b)(5)
                                          under the Securities Act of 1933
                                          Registration No. 333-44141

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 21, 1998)
                               20,000,000 SHARES
                               ARDEN REALTY, INC.                       [LOGO]
                                  COMMON STOCK
                          ---------------------------

     Arden Realty, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") engaged in owning, acquiring, managing, leasing and renovating commercial properties in Southern California. As of January 31, 1998, the Company owned a portfolio of 77 office properties (the "Properties") containing approximately 11.2 million rentable square feet. All of the Properties are located in Southern California. In addition, the Company has entered into a contract to acquire a portfolio of 50 primarily office and R&D/industrial properties located in Southern California (the "LBA Portfolio"), aggregating approximately 5.2 million rentable square feet, for a purchase price of approximately $614.5 million. In connection with the acquisition of the LBA Portfolio (the "LBA Acquisition"), the Company will also issue warrants to purchase 2.5 million shares of the Company's common stock, at a price of $29.59 per share, subject to adjustment. Upon completion of the LBA Acquisition, the Company will be the largest publicly traded owner of office space in Southern California, as measured by total net rentable square feet owned.

     All of the shares of the Company's common stock (the "Common Stock") offered hereby are being sold by the Company. To assist the Company in complying with certain qualification requirements applicable to REITs, the Company's charter provides that no stockholder may actually or constructively own more than 9.0% of the outstanding Common Stock, subject to certain specified exceptions. See "Description of Capital Stock -- Restrictions on Transfer" in the accompanying Prospectus.

     The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "ARI." On February 12, 1998, the last reported sales price of the Common Stock on the NYSE was $28 5/16 per share.
                          ---------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND  EXCHANGE  COMMISSION  NOR  HAS  THE  SECURITIES  AND  EXCHANGE
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
           PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                                               Underwriting
                                           Price to              Discounts            Proceeds to
                                            Public          and Commissions(1)        Company(2)
------------------------------------------------------------------------------------------------------
Per Share...........................       $28.3125                $1.41               $26.9025
------------------------------------------------------------------------------------------------------
Total(3)............................     $566,250,000           $28,200,000          $538,050,000
======================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $500,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 3,000,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $651,187,500, $32,430,000 and $618,757,500, respectively. See "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by this Prospectus Supplement are offered by the several Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares of Common Stock will be made at the offices of Lehman Brothers Inc., New York, New York on or about February 19, 1998.
                          ---------------------------

LEHMAN BROTHERS
              BT ALEX. BROWN
                             A.G. EDWARDS & SONS, INC.
                                         MORGAN STANLEY DEAN WITTER
                                                  SALOMON SMITH BARNEY
EVEREN SECURITIES, INC.                         RAYMOND JAMES & ASSOCIATES, INC.
February 12, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK PRIOR TO PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus or incorporated therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that
(i) the Underwriters' overallotment option is not exercised, (ii) the offering price for the Common Stock offered hereby is $28 5/16, (iii) the sellers of the LBA Portfolio (defined below) do not elect to receive a portion of their consideration in OP Units (defined below) and (iv) none of the limited partnership interests ("OP Units") of Arden Realty Limited Partnership, a Maryland limited partnership (the "Operating Partnership"), redeemable for cash or, at the election of the Company, exchangeable for Common Stock have been so redeemed or exchanged. Although the Company and the Operating Partnership are separate entities, for ease of reference and unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" refer to the Company, the Operating Partnership and their subsidiaries, collectively. All references in this Prospectus Supplement to "Namiz" refer to NAMIZ, Inc., a California corporation formerly known as Arden Realty Group, Inc. and the Company's immediate predecessor. All references in this Prospectus Supplement to the activities of the Company prior to October 9, 1996 refer to the activities of the "Arden Predecessors" which include Namiz and certain of its affiliated entities that were engaged in the real estate business in Southern California prior to the Company's formation and the consummation of its initial public offering (the "IPO").

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT engaged in owning, acquiring, managing, leasing and renovating commercial properties in Southern California. As of January 31, 1998, the Company owned a portfolio of 77 office properties containing approximately 11.2 million rentable square feet. All of the Properties are located in Southern California, with 63 in suburban Los Angeles County, six in Orange County, four in San Diego County, two in Ventura County and two in Kern County. As of January 1, 1998, the Company's portfolio of 77 Properties was approximately 82.6% leased (86.1% leased if the four properties under renovation are excluded).

     In addition, the Company has entered into a contract to acquire a portfolio of 50 primarily office and R&D/industrial properties located in Southern California (the "LBA Portfolio"), aggregating approximately 5.2 million rentable square feet, for a purchase price of approximately $614.5 million. In connection with the acquisition of the LBA Portfolio, the Company will also issue warrants to purchase 2.5 million shares of Common Stock at a price of $29.59 per share, subject to adjustment. The LBA Portfolio consists of 34 office properties containing approximately 3.6 million rentable square feet, 15 R&D/industrial properties containing approximately 1.5 million rentable square feet, and one retail property containing 144,225 rentable square feet. As of January 1, 1998, the office and R&D/industrial properties in the LBA Portfolio were 86.6% and 94.2% leased, respectively.

     Upon completion of the acquisition of the LBA Portfolio (the "LBA Acquisition"), the Company will be the largest publicly traded owner of office space in Southern California as measured by total net rentable square feet owned, with a portfolio of 127 properties containing approximately 16.4 million rentable square feet. The Company intends to fund the LBA Acquisition in part with the proceeds of this Offering and expects to complete such acquisition in the first quarter of 1998.

     The Company's primary business and growth strategies are to actively manage its portfolio and to acquire underperforming office and R&D/industrial properties, properties in need of renovation or properties which provide attractive yields with stable cash flow in submarkets where it can utilize its local market expertise and extensive real estate experience. The Company implements its business and growth strategies by seeking to:

     - acquire properties in submarkets where the Company already has a significant concentration of owned assets;

     - enter selected new submarkets that the Company believes have strong economic fundamentals and prospects for additional growth;

     - capitalize on economies of scale resulting from the size and geographic focus of its portfolio;

     - maintain low operating expenses through active property management and cost control systems;

     - aggressively lease its portfolio to maintain and improve occupancy rates and renew or re-lease space as leases expire at increased market rents; and

     - utilize to its advantage its long-standing relationships with local tenants, real estate brokers, and institutional and other owners of office and R&D/industrial properties.

     From January 1, 1997, through January 31, 1998, the Company acquired 43 office properties containing approximately 5.8 million rentable square feet in Southern California for a Total Acquisition Cost (as defined below) of approximately $792.9 million. The following table lists the acquisitions made by the Company during such period, excluding the pending LBA Acquisition:

                                                                           TOTAL
                                                      APPROXIMATE       ACQUISITION
                                                      NET RENTABLE        COST(1)            MONTH
       PROPERTY NAME                LOCATION          SQUARE FEET       (MILLIONS)         ACQUIRED
----------------------------    -----------------    --------------     -----------     ---------------
LOS ANGELES COUNTY
LOS ANGELES WEST
10780 Santa Monica              Los Angeles                92,486         $  10.6            April 1997
8383 Wilshire                   Beverly Hills             417,463            59.1              May 1997
Carlsberg Corporate Center      Santa Monica              103,506            11.8           August 1997
120 Spalding                    Beverly Hills              60,656            11.3           August 1997
Northpoint                      Los Angeles               104,235            21.9          October 1997
145 South Fairfax               Los Angeles                54,429             7.4          October 1997
Wilshire Pacific Plaza          Los Angeles               100,122            15.3         December 1997
World Savings Center            Los Angeles               469,115            83.2(2)      December 1997
9201 Sunset                     Los Angeles               158,585            28.8         December 1997
9100 Wilshire                   Beverly Hills             326,227            65.1          January 1998
1100 Glendon(3)                 Los Angeles               282,013            49.9(4)       January 1998
LOS ANGELES SOUTH
South Bay Centre                Gardena                   202,830            19.1            April 1997
Harbor Corporate Center         Gardena                    63,925             4.5             July 1997
Pacific Gateway II              Torrance                  223,731            25.2             July 1997
Mariner Court                   Torrance                  105,436            11.8             July 1997
South Bay Technology Center     Torrance                  104,815             6.5        September 1997
LOS ANGELES NORTH
535 Brand(3)                    Glendale                  109,187            15.1            March 1997
6800 Owensmouth                 Canoga Park                80,014             7.5            March 1997
Clarendon Crest                 Woodland Hills             43,063             5.2            April 1997
Noble Professional Center       Sherman Oaks               51,828             6.7            April 1997
299 Euclid(3)                   Pasadena                   73,400             8.1             July 1997
Renaissance Court               Westlake Village           61,245             7.1        September 1997
Conejo Business Park            Thousand Oaks              69,017             9.4          October 1997
Pennsfield Plaza                Thousand Oaks              21,202             3.0          October 1997
Marin Corporate Center          Thousand Oaks              51,360             7.5          October 1997
Rancho Plaza                    Thousand Oaks              24,057             2.8          October 1997
Thousand Oaks Plaza             Thousand Oaks              13,434             1.7          October 1997
Evergreen Plaza                 Thousand Oaks              75,722            10.7          October 1997
Glendale Corporate Center       Glendale                  108,209            15.5         December 1997
Sunset Pointe Plaza             Newhall                    58,105             8.5          January 1998
Westlake Gardens                Westlake Village           49,639             7.3          January 1998
LOS ANGELES CENTRAL
Whittier Financial Center       Whittier                  135,415            14.4            March 1997
1370 Valley Vista               Diamond Bar                84,081            10.8        September 1997
ORANGE COUNTY
Centerpointe La Palma           La Palma                  597,550            80.2             June 1997
1821 Dyer                       Irvine                    115,061             7.3           August 1997
Crown Cabot                     Laguna Niguel             172,900            28.3           August 1997
City Centre                     Fountain Valley           302,519            33.3         December 1997
SAN DIEGO COUNTY
Foremost Professional Center    San Diego                  60,534             8.3        September 1997
Bernardo Regency                San Diego                  47,916             6.6          October 1997
Activity Business Center        San Diego                 167,045            14.9          January 1998
KERN COUNTY
California Twin Center          Bakersfield               155,189            19.6            March 1997
Parkway Center                  Bakersfield                61,333             7.5              May 1997
VENTURA COUNTY
1000 Town Center                Oxnard                    107,653            14.1             July 1997
                                                     --------------     -----------
    Total                                               5,766,252         $ 792.9
                                                     =============      ==========

---------------

(1) "Total Acquisition Cost" includes all purchase costs, closing costs and anticipated capital expenditures for, and carrying costs during, renovation.

(2) The Company currently owns a 75% interest in the property and has an option to purchase the remaining 25% interest for $27,500,000 which may be exercised beginning March 15, 1998.

(3) Property currently under renovation.

(4) The Company owns a 97.5% interest in the property.

     Based upon its evaluation of market conditions, the Company believes that certain economic fundamentals are present in Southern California which enhance the Company's ability to achieve its business objectives by providing an attractive environment for owning, acquiring and operating suburban office properties. Specifically, the Company believes that the limited construction of new office properties in the Southern California region since 1992 coupled with an improving Southern California economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, particularly in the selected submarkets where most of the Properties and the LBA Portfolio are located. Unemployment in Los Angeles and Orange Counties, where 69 of the Company's 77 Properties are located, reached 6.6% and 3.5%, respectively, in September 1997, as compared to 9.8% and 6.8% in 1992. These positive employment trends have contributed to continued reductions in the office vacancy rate for Southern California which, according to Cushman & Wakefield of California, Inc. ("Cushman & Wakefield"), has decreased since 1992 from 19.1% to 15.0% as of September 1997.

     The Company operates from its Beverly Hills, California headquarters and is a fully integrated real estate company with in-house expertise in acquisitions, finance, asset management, leasing and construction. The Company's founders, Richard S. Ziman and Victor J. Coleman, along with the other eight senior officers of the Company, have an average of more than 14 years of experience in the real estate industry. See "Management."

                              RECENT DEVELOPMENTS
PENDING LBA ACQUISITION

     The LBA Acquisition is expected to close by the end of the first quarter of 1998 at a purchase price of approximately $614.5 million (including up to $35.0 million in OP Units). In connection with the LBA Acquisition, the Company will also issue warrants to purchase 2.5 million shares of Common Stock at a price of $29.59 per share, subject to adjustment. The following table sets forth certain data regarding the LBA Portfolio:

                                        APPROXIMATE NET RENTABLE                  PERCENT LEASED AT
                                               SQUARE FEET                         JANUARY 1, 1998
                                 ---------------------------------------   --------------------------------
                                             R&D/INDUSTRIAL                         R&D/INDUSTRIAL
            LOCATION              OFFICE       AND RETAIL        TOTAL     OFFICE     AND RETAIL      TOTAL
  -----------------------------  ---------   ---------------   ---------   ------   ---------------   -----
  Los Angeles County...........    687,175             --        687,175     76.3%          --         76.3%
  Orange County................  1,267,120        637,406      1,904,526     86.8%        98.5%        90.7%
  San Diego County.............  1,077,098        437,942      1,515,040     97.7%        93.9%        96.6%
  Ventura County...............    154,216             --        154,216     78.9%          --         78.9%
  Riverside and San Bernardino
    Counties...................    447,114        532,200        979,314     77.6%        86.2%        82.3%
                                 ---------      ---------      ---------    -----        -----        -----
            Total/Weighted
              Average..........  3,632,723      1,607,548      5,240,271     86.6%        93.2%        88.6%
                                 =========      =========      =========    =====        =====        =====

     The Company believes that the LBA Acquisition will be accretive to funds from operations per share and will provide the Company with additional opportunities to enhance long-term shareholder value.

     STRATEGIC BENEFITS. The LBA Portfolio provides the Company with a number of strategic benefits including:

     - Increased Size. The LBA Portfolio solidifies the Company's position as the largest publicly traded owner of office space in Southern California, as measured by total net rentable square feet owned. The Company believes it would take several years to acquire an equivalent concentration of similar properties in these markets through single-property transactions.

     - Concentration in Selected Markets. Through the LBA Acquisition, the Company will expand its presence in Los Angeles and Ventura counties and create a significant concentration of properties in each of Orange, San Diego, Riverside and San Bernardino counties.

     - Economies of Scale. By increasing the size of its portfolio in Southern California, the Company should further benefit from the competitive advantages associated with economies of scale and submarket strength, including negotiating discounts in the purchase of goods and services from third parties, superior knowledge of local tenant space needs and the potential for additional leverage in the landlord-tenant relationship. Furthermore, the Company expects to integrate the LBA Portfolio with minimal additions to senior management, allowing it to take advantage of efficiencies associated with its existing infrastructure.

     - New Property Type. The LBA Portfolio includes 1.5 million rentable square feet of R&D/industrial properties in markets where the Company already owns office properties, allowing the Company to access new growth opportunities and offer more space alternatives to meet tenant needs.

     - Complementary Properties. The properties in the LBA Portfolio are similar to the Company's existing portfolio in their average building size and average lease size. Over 65% of the leases in the LBA Portfolio are less than 5,000 rentable square feet.

     MARKET FUNDAMENTALS. The Company believes that Orange and San Diego counties, where over 65% of the total square footage of the LBA Portfolio is located, exhibit strong economic and demographic trends which should lead to increased revenues from property operations. Unemployment in Orange and San Diego counties reached 3.5% and 4.6%, respectively, in September 1997, as compared to 6.8% and 7.3% in 1992. These strong employment trends have contributed to increased absorption and decreasing vacancies, with direct vacancy rates in September 1997 of 14.3% and 9.5% in Orange and San Diego counties, respectively, as compared to 17.0% and 15.9% in December 1993. With the addition of the LBA Portfolio, 96% of the Company's square footage will be located in four of the country's ten fastest growing metropolitan areas (as measured by population growth projected for the period 1993 - 2005 by the U.S. Department of Commerce in 1996).

     HIGH QUALITY PROPERTIES AND LOCATIONS. The average age of the LBA Properties is 11 years, with 21 of the 50 properties having been renovated since 1992. The Company believes the properties are generally in good condition with no significant deferred maintenance. In addition, the Company believes the properties are well located within their submarkets, with freeway access and high visibility.

     UPSIDE OPPORTUNITIES. The Company believes the LBA Portfolio presents numerous opportunities to increase property value and cash flow through:

     - Increasing Occupancy. As of January 1, 1998, the properties in the LBA Portfolio were approximately 88.6% leased, providing the Company with growth opportunities through increases in occupancy.

     - Re-Leasing of Expiring Leases. The Company believes that in-place rents for the properties in the LBA Portfolio are generally below the rates for new leases in their markets, which allows for revenue growth as existing leases expire and the space is renewed or re-leased at higher rental rates.

PENDING FINANCING TRANSACTIONS

     The Company is concurrently pursuing an underwritten offering of 881,950 shares of Common Stock at the price to public shown on the cover of this prospectus supplement (the "Concurrent Offering"). The underwriter of the Concurrent Offering intends to deposit the shares of Common Stock with the trustee of a registered unit investment trust. There can be no assurance as to when or whether the Concurrent Offering will occur.

     The Company is negotiating a 12-month, $270 million bridge loan facility to finance a portion of the LBA Acquisition (the "Bridge Facility"). The Bridge Facility is expected to bear interest at a floating rate based on the London Interbank Offered Rate plus 140 basis points. The Company intends, as soon as it deems practicable, to repay the Bridge Facility with proceeds from the issuance of long-term, fixed-rate debt. While the Company is negotiating the terms of the Bridge Facility and has received preliminary indications of interest to provide long-term, fixed rate debt, there can be no assurance as to when or whether such financings will occur. See "Risk Factors -- Real Estate Financing Risks" in the accompanying Prospectus.

     In addition, the Company is considering the issuance of up to $40,000,000 worth of additional shares of Common Stock to an institutional buyer at the prevailing market price of the Common Stock. There can be no assurance as to when or whether this transaction will occur.

INTERIM AND ANNUAL FINANCIAL RESULTS

     The Company reported funds from operations of approximately $21.4 million for the fourth quarter of 1997 (compared to $19.3 million for the third quarter of 1997) and $67.3 million for the year ended December 31, 1997. Revenues totaled approximately $43.8 million for the fourth quarter of 1997 (compared to $36.9 million for the third quarter of 1997) and $135.4 million for the year ended December 31, 1997. Net income was approximately $13.2 million for the fourth quarter of 1997 (compared to $10.1 million for the third quarter of 1997) and $39.6 million for the year ended December 31, 1997. On a same-store basis for Properties owned by the Company at January 1, 1996, property net operating income for 1997 increased approximately 7% over 1996.

PROPERTY OPERATIONS

     The Company performs all property management for its portfolio. Since the IPO, the Company has significantly increased the size of its property management team to accommodate its recent and expected growth, including the addition of three regional offices to bring its total to seven. Each regional office is run by an asset or general manager who is responsible for the oversight of the day-to-day operations of that region's properties. By maintaining a regionally focused organizational structure, the Company believes it can achieve greater economies of scale across its portfolio while continuing to improve its local market expertise and knowledge of submarket trends.

     In connection with the integration of the LBA Portfolio and other recent acquisitions, the Company has upgraded its information and accounting systems and hired a Chief Accounting Officer with over 12 years of experience in real estate accounting. See "Management." The Company expects to hire additional corporate and property level employees, including current on-site personnel involved with the LBA Portfolio, to further facilitate the integration of the LBA Acquisition. In addition, the Company's construction and development department includes seven specialists devoted exclusively to renovations, expansions, and improvements of the Properties.

     Since the IPO, the Company has added ten leasing professionals and 80% of its Properties are currently leased in-house. The Company believes that its in-house leasing program will continue to generate cost savings and revenue increases by reducing third-party leasing commissions and allowing the Company to closely monitor its asking rents and leasing terms. Following the closing of the LBA Acquisition, the Company expects to bring a substantial portion of the third-party leasing of the LBA Portfolio in-house.

     The following chart shows the current management structure for the Company's property operations:


                                   --------------------------------
                                            ANDREW J. SOBEL
                                       Executive Vice President
                                   Director of Property Operations
                                   --------------------------------
                                                    |
                                                    |
             -------------------------------------------------------------------------------------------
             |                                      |                                                   |
             |                                      |                                                   |
-----------------------------      ---------------------------------------      --------------------------------------------------
    ROBERT C. PEDDICORD                      RANDY J. NOBLITT                                    HERBERT L. PORTER
Senior Vice President-Leasing      Senior vice President-Asset Management       Senior Vice President-Construction and Development
-----------------------------      ---------------------------------------      --------------------------------------------------
             |                                      |                                                   |
             |                                      |                                                   |
-----------------------------      ---------------------------------------      --------------------------------------------------
   Leasing Representatives                     Asset Managers                                   Construction Managers
           (10)                                    (6)                                                 (5)
-----------------------------      ---------------------------------------      --------------------------------------------------
                                                    |
                                                    |
                                   ---------------------------------------
                                          Property Level Employees
                                   ---------------------------------------


                           THE  OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company.

Common Stock offered...........................  20,000,000 shares
Common Stock outstanding after the Offering....  56,905,534 shares (1)
Use of Proceeds................................  Purchase of the LBA Portfolio, repayment of indebtedness and working capital. See "Use of
                                                 Proceeds."
New York Stock Exchange Symbol.................  "ARI"

---------------

(1) Includes the 881,950 shares of Common Stock expected to be issued in the Concurrent Offering. See "-- Recent Developments -- Pending Financing Transactions." Does not include (i) 3,346,738 shares of Common Stock that may be issued upon the exchange of OP Units which are issued and outstanding, (ii) 1,302,667 shares of Common Stock subject to options granted under the Company's Stock Incentive Plan, (iii) the 2,500,000 shares that will be issuable upon exercise of the warrants to be issued in connection with the LBA Acquisition or (iv) shares of Common Stock that may be issued upon the exchange of up to $35.0 million of OP Units which may be issued as part of the purchase price of the LBA Acquisition.

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed REIT engaged in owning, acquiring, managing, leasing and renovating commercial properties in Southern California. As of January 31, 1998, the Company owned a portfolio of 77 Properties containing approximately 11.2 million rentable square feet. All of the Properties are located in Southern California, with 63 in suburban Los Angeles County, six in Orange County, four in San Diego County, two in Ventura County and two in Kern County. As of January 1, 1998, the Company's portfolio of 77 Properties was approximately 82.6% leased (86.1% leased if the four properties under renovation are excluded).

     In addition, the Company has entered into a contract to acquire a portfolio of 50 primarily office and R&D/industrial properties located in Southern California, aggregating approximately 5.2 million rentable square feet, for a purchase price of approximately $614.5 million (of which up to $35.0 million may be paid, at the seller's option, in OP units). In connection with the acquisition of the LBA Portfolio, the Company will also issue warrants to purchase 2.5 million shares of Common Stock, at a price of $29.59 per share, subject to adjustment. The LBA Portfolio consists of 34 office properties containing approximately 3.6 million rentable square feet, 15 R&D/industrial properties containing approximately 1.5 million rentable square feet, and one retail property containing 144,225 rentable square feet. As of January 1, 1998, the office and R&D/industrial properties in the LBA Portfolio were approximately 86.6% and 94.2% leased, respectively.

     Management of the Company believes that the LBA Acquisition will provide a number of important strategic benefits to the Company. Upon completion of the LBA Acquisition, the Company will be the largest publicly traded owner of office space in Southern California, as measured by total net rentable square feet owned, with a portfolio of 127 properties containing approximately 16.4 million rentable square feet. Many of the properties in the LBA Portfolio are located in submarkets where the Company already has a significant concentration of owned assets, allowing the Company to further benefit from the competitive advantages associated with economies of scale and submarket strength, including superior knowledge of local tenant space needs and the potential for additional leverage in the landlord-tenant relationship. In addition, the LBA Portfolio provides the Company with a significant concentration of R&D/industrial properties in markets where it already owns office properties, allowing the Company to access new growth opportunities in a complementary property sector and to offer more space alternatives to meet tenant needs.

     The Company intends to fund the LBA Acquisition with the proceeds of this Offering, the Concurrent Offering and the Bridge Facility and expects to complete this acquisition in the first quarter of 1998. The completion of the LBA Acquisition is subject to customary closing conditions and, therefore, there can be no assurance that the LBA Acquisition will close.

     From January 1, 1997, through January 31, 1998, the Company acquired 43 office properties consisting of approximately 5.8 million rentable square feet in Southern California, for a Total Acquisition Cost of approximately $792.9 million.

     Based upon its evaluation of market conditions, the Company believes that certain economic fundamentals are present in Southern California which enhance the Company's ability to achieve its business objectives by providing an attractive environment for owning, acquiring and operating suburban office properties. Specifically, the Company believes that the limited construction of new office properties in the Southern California region since 1992 coupled with an improving Southern California economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, particularly in the selected submarkets where most of the Properties are located.

     The Company operates from its Beverly Hills, California headquarters and is a fully integrated real estate company with in-house expertise in acquisitions, finance, asset management, leasing and construction. The Company's founders, Richard S. Ziman and Victor J. Coleman, along with the other eight senior officers of the Company, have an average of more than 14 years of experience in the real estate industry. See "Management."

     The following table sets forth certain information regarding the Properties and the LBA Portfolio, combined by region:

                                                                                              PERCENTAGE OF
                                   APPROXIMATE     PERCENTAGE OF                                  TOTAL
                       NUMBER OF   NET RENTABLE  TOTAL NET RENTABLE              ANNUALIZED    ANNUALIZED
       LOCATION        PROPERTIES  SQUARE FEET      SQUARE FEET      OCCUPANCY  BASE RENT(1)    BASE RENT
---------------------------------  ------------  ------------------  ---------  ------------  -------------
Los Angeles County
  Los Angeles West.....      26      4,536,913           27.6%          79.1%     $ 77,722         32.9%
  Los Angeles North....      27      2,358,388           14.3%          83.2%       36,959         15.6%
  Los Angeles South....      13      1,664,765           10.1%          83.8%       21,957          9.3%
  Los Angeles
     Central...........       3        608,789            3.7%          88.6%       10,964          4.6%
Orange County..........      21      3,317,302           20.2%          87.1%       41,067         17.4%
San Diego County.......      20      2,330,948           14.2%          93.1%       28,773         12.2%
Ventura County.........       3        436,706            2.7%          83.2%        5,747          2.4%
Riverside and San
  Bernardino
  Counties.............      12        979,314            5.9%          82.3%        8,770          3.7%
Kern County............       2        216,522            1.3%          94.4%        4,444          1.9%
                           ---      ----------          -----           ----      --------        -----
     Total/Weighted
       Average.........     127     16,449,647          100.0%          84.5%     $236,403        100.0%
                           ===      ==========          =====           ====      ========        =====

---------------
(1) Annualized base rent is calculated as monthly contractual base rent under existing leases as of January 1, 1998, multiplied by 12; for those leases where rent has not yet commenced or which are in a free rent period, the first month in which rent is received is used to determine Annualized Base Rent.

BUSINESS AND GROWTH STRATEGIES

     The Company's primary business objectives are to maximize growth in cash flow and to enhance the value of its portfolio in order to maximize total return to its stockholders. The Company believes it can achieve these objectives by continuing to implement its business strategies and by capitalizing on the external and internal growth opportunities described below. The Company also believes, based on its evaluation of market conditions, that a number of factors will enhance its ability to achieve its business objectives, including (i) the continuing improvement of the Southern California economy and (ii) the limited construction of new office properties in the Southern California region due to the substantial cost to develop new office properties compared to current acquisition prices and substantial building construction limitations in many submarkets, which provides opportunities to maximize occupancy rates, rental rates and overall portfolio value.

BUSINESS STRATEGIES

     The Company's primary business strategies are to actively manage its portfolio and to acquire underperforming office and R&D/industrial properties, properties in need of renovation or properties which provide attractive yields with stable cash flow in submarkets where it can utilize its local market expertise and extensive real estate experience. When market conditions permit, the Company may also develop new properties in submarkets where it has local market expertise.

     Based on its historical activities and its knowledge of the local marketplace, the Company believes that the Southern California region offers opportunities for well-capitalized, experienced owners of real estate with extensive local market expertise to take advantage of opportunities to acquire additional office properties at attractive prices and develop office properties, when feasible, at attractive returns. Through seven regional offices, the Company implements its business strategies by: (i) emphasizing tenant satisfaction and retention and employing intensive property marketing programs;
(ii) utilizing a multidisciplinary approach to acquisition, management, leasing and renovation activities that is designed to coordinate decision-making and enhance responsiveness to market opportunities and tenant needs; and (iii) implementing cost control management and systems that capitalize on economies of scale arising from the size and location of the Company's portfolio. The Company believes that the implementation of these operating practices has led to the increased occupancy rates and rental revenue of its existing portfolio.

     Aggressive Leasing. The concentration of many of the Properties within certain office submarkets and the Company's relationships with a broad array of tenants and brokers enable the Company to pursue aggressive leasing strategies, to effectively monitor the office space requirements of existing and potential tenants, and to offer tenants a variety of space alternatives across its portfolio. In an effort to realize cost savings and exercise more control over lease negotiations the Company has implemented in-house leasing programs for approximately 80% of the Properties in selected submarkets in which it has a substantial market presence. The Company continues, however, to employ third-party broker listings in the submarkets in which it has a less significant market presence.

     Integrated Decision-making and Responsiveness. In addition to the location and quality of the Properties, management generally credits its ability to maintain its occupancy levels to the coordination of its decision-making team. Acquisition, renovation, management and leasing activities are coordinated to enhance responsiveness to market opportunities and tenant needs. The acquisition, leasing and renovation teams work closely with the Company's senior management, from the initial meetings with prospective tenants or sellers and throughout the negotiation process. This integrated approach permits the Company to analyze the economic terms and costs (including tenant build-out and retrofitting costs) for each lease on a timely and efficient basis throughout lease negotiations. With respect to acquisitions, the Company can quickly analyze the costs of upgrades and lease-up potential. The Company is able to commit to leasing and acquisition terms quickly, facilitate timely deal execution and build-out of space for prospective tenants and minimize downtime between lease rollovers.

     Cost Control Operating Efficiencies. The size and geographic location of the Company's portfolio permit it to enhance portfolio value by lowering operating costs and expenses, in comparison to single-site ownership and management. The Company seeks to capitalize on the economies of scale which result from the geographic focus of the portfolio, the ownership of multiple properties within certain submarkets and the maintenance of a centralized accounting system for cost control at each of the Properties.

GROWTH STRATEGIES

     External Growth: Based on its own historical activities and its knowledge of the local marketplace, the Company believes that opportunities continue to exist to acquire additional office properties that: (i) provide attractive initial yields with significant potential for growth in cash flow; (ii) are in desirable locations within submarkets which the Company believes have economic growth potential; and/or (iii) are underperforming or need renovation, and therefore provide opportunities for the Company to increase the cash flow and value of such properties through renovation, active management and aggressive leasing. Since January 1, 1997, the Company has acquired 43 office properties containing approximately 5.8 million rentable square feet for a Total Acquisition Cost of approximately $792.9 million.

     The Company intends to continue to acquire office properties within submarkets in Southern California which the Company believes present opportunities for long-term stable and rising rental rates due to employment growth, population movements within the region and restrictions on new development. The Company generally targets properties which are underperforming or need renovation and offer opportunities for the Company to implement its value-added strategy to increase cash flow.

     The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including:
(i) management's significant local market expertise, experience and knowledge of properties, submarkets and potential tenants within the Southern California region; (ii) management's long-standing relationships with tenants, real estate brokers and institutional and other owners of office and R&D/industrial properties; (iii) its fully integrated real estate operations which allow the Company to respond quickly to acquisition opportunities; (iv) its access to capital as a public company; (v) its ability to acquire properties in exchange for OP Units or Common Stock if the sellers so desire; and (vi) management's reputation as an experienced purchaser of commercial properties in Southern California which has the ability to effectively close transactions. The Company may also seek to take advantage of management's development expertise to develop office and R&D/industrial space in selected submarkets when market conditions support such development.

     Internal Growth: The Company believes that opportunities exist to increase cash flow from its existing portfolio and that such opportunities will be enhanced as the Southern California office market continues to improve. The Company intends to pursue internal growth by: (i) continuing to maintain and improve occupancy rates through active management and aggressive leasing; (ii) realizing fixed contractual base rental increases or increases tied to indices such as the Consumer Price Index; (iii) re-leasing space as leases expire at increasing market rents which are expected to result over time from increased demand for office space in Southern California; (iv) controlling operating expenses through its cost control management and systems; (v) capitalizing on economies of scale arising from the size and geographic focus of its portfolio; and (vi) increasing revenue generated from parking facilities at certain Properties where the Company is currently offering free parking as an amenity or charging below market rates.

     (i) Maintaining and improving occupancy rates: The Company believes that it has been successful in attracting, expanding and retaining a diverse tenant base by actively managing its office properties with an emphasis on tenant retention and satisfaction. The Company strives to be responsive to the needs of individual tenants through its on-site professional management staff and by providing tenants with alternative space within the Company's portfolio to accommodate their changing space requirements. The Company's success in maintaining and improving occupancy rates is demonstrated, in part, by the number of existing tenants which have renewed or released their space, leased additional space to support their expansion needs, or moved to other space within the Company's portfolio. The Company also seeks to improve occupancies by aggressively marketing available space within its portfolio. In 1997, the Company signed 315 leases for approximately 1.1 million rentable square feet.

     (ii)  Re-leasing space as leases expire at increasing market rents:
           Although there can be no assurances in this regard, the Company believes that as the office space market in Southern California continues to improve, there will be increasing demand for office space and declining vacancies which are expected to result over time in increasing market rents. The Company believes it will have significant opportunities to increase cash flow during such periods of increasing market rents by renewing or re-leasing space as leases expire at the increased market rents.

     (iii) Cost control management and systems: The Company seeks to lower operating expenses through cost control management that capitalizes on economies of scale opportunities resulting from the size and location of the Company's portfolio. The Company focuses on cost control in various areas of operations. For example, the Company is seeking to significantly lower its utility costs, which constitute over 25% of the operating costs of most of the Properties, through the portfolio-wide installation of energy enhancement technologies, which include lighting retrofit, replacement of heating, ventilation and air conditioning systems, and computer-driven energy management systems which monitor and react to the climatic requirements of individual Properties.

     (iv) Capitalizing on economies of scale: In order to capitalize on economies of scale arising from the size and geographic focus of the Company's portfolio, the Company's property and asset managers are responsible for several Properties, which spreads administrative costs over such Properties and reduces per square foot administrative expense. In addition, the Company believes that parking operations, building and other services and tenant improvements purchased on a portfolio-wide basis will facilitate further economies of scale.

     (v) Revenue from parking facilities: The Company owns or leases parking facilities which are attached or adjacent to many of the Properties. The Company currently provides free parking to tenants at several of the Properties as an amenity, and charges tenants at the remaining Properties at or below market rates for parking. If the demand for Southern California office space increases and occupancy rates rise, which the Company believes is the trend, the Company believes that there may be opportunities to generate additional revenue from the parking facilities associated with its Properties by charging for parking which is currently provided for free, increasing below market rates and maintaining its arrangements with a limited number of third-party operators of the Company's parking facilities.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $537.6 million (approximately $618.3 million if the Underwriters' overallotment option is exercised in full). The net proceeds to the Company from the Concurrent Offering, after deducting the underwriting discounts and commissions and estimated expenses of the Concurrent Offering, are estimated to be approximately $23.6 million. The Company intends to use all of the net proceeds from the Offering and the Concurrent Offering along with the approximately $270 million of proceeds from the Bridge Facility to fund the purchase of the LBA Portfolio and to repay a portion of the Company's lines of credit.

     If the Underwriters' overallotment option to purchase 3,000,000 shares of Common Stock is exercised in full, the Company expects to use the additional net proceeds for debt repayment and working capital.

     Pending application of net proceeds, the Company will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's continuing to qualify for taxation as a REIT.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     The Common Stock began trading on the NYSE on October 4, 1996 under the symbol "ARI." On February 12, 1998, the last reported sales price per share of Common Stock on the NYSE was $28 5/16, and there were approximately 142 holders of record of the Common Stock. The table below sets forth the quarterly high and low closing sales price per share of Common Stock reported on the NYSE and the distributions declared per share by the Company with respect to each such period.

                                                               HIGH    LOW   DISTRIBUTIONS
                                                               ---     ---   -------------
        1996
        -----------------------------------------------------
        Fourth Quarter (from October 9)......................  $27 5/8 $22      $  0.36(1)
        1997
        -----------------------------------------------------
        First Quarter........................................   29 1/2  26 1/4       0.40
        Second Quarter.......................................   27 3/8  23 3/4       0.40
        Third Quarter........................................   31 3/8  25 3/16       0.40
        Fourth Quarter.......................................   32 1/4  28 5/8       0.40
        1998
        -----------------------------------------------------
        First Quarter (through February 12)..................   30 7/8  27 9/16

---------------

(1) The Company paid a distribution of $.36 per share of Common Stock on January 15, 1997, to stockholders of record on December 31, 1996, for the period from October 9, 1996 (the closing of the IPO) through December 31, 1996, which is approximately equivalent to a quarterly distribution of $.40 and an annual distribution of $1.60 per share of Common Stock.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain dividends generally will be treated as long-term capital gain. The Company has determined that for federal income tax purposes, approximately $1.45 per share (or approximately 91%) of the $1.60 per share distribution paid for 1997 represented ordinary dividend income to stockholders in 1997, with the remainder of the distribution to be attributed to 1998. In order to avoid corporate income taxation of the earnings that it distributes, the Company must make annual distributions to stockholders of at least 95% of its REIT taxable income (determined by excluding any net capital gain), which the Company anticipates will be less than its share of cash available for distribution. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such a case, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of preferred shares or additional shares of Common Stock.

     Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the actual funds from operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (see "Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus), economic conditions and such other factors as the Board of Directors deems relevant. See "Risk Factors -- Changes in Policies Without Stockholder Approval" in the accompanying Prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 on a historical and pro forma basis to give effect to (i) the acquisition of properties acquired subsequent to September 30, 1997 and through January 30, 1998; (ii) the LBA Acquisition; (iii) borrowings under the Bridge Facility; (iv) the completion of this Offering and the Concurrent Offering and
(v) repayments of the Company's lines of credit. See "Use of Proceeds." The information set forth in the table should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto incorporated by reference in the accompanying Prospectus.

                                                                           SEPTEMBER 30, 1997
                                                                      ----------------------------
                                                                      CONSOLIDATED      PRO FORMA
                                                                       HISTORICAL      AS ADJUSTED
                                                                      ------------     -----------
                                                                             (IN THOUSANDS)
Debt:
  Mortgage loans....................................................    $180,000       $   590,870
  Lines of credit...................................................      45,900(1)         34,790
Minority interests..................................................      47,178           100,139
Stockholders' equity
  Preferred stock, $.01 par value; 20,000,000 shares authorized;
     none issued and outstanding....................................          --                --
  Common stock, $.01 par value; 100,000,000 shares authorized;
     35,442,833 issued and outstanding on a historical basis; and
     56,324,783 issued and outstanding on a pro forma basis.........         354               563
  Additional paid-in capital........................................     667,493         1,232,556
                                                                         -------         ---------
     Total stockholders' equity.....................................     667,847         1,233,119
                                                                         -------         ---------
          Total capitalization......................................    $940,925       $ 1,958,918
                                                                         =======         =========

---------------

(1) Balance on the lines of credit as of January 31, 1998 was $287,950,000.

                            SELECTED FINANCIAL DATA

     The following table sets forth (i) selected consolidated historical financial data for the Company as of and for the nine months ended September 30, 1997, as of December 31, 1996 and for the period October 9, 1996 (the date of the Company's commencement of operations as a public REIT) to December 31, 1996,
(ii) selected combined historical financial data for the Arden Predecessors for the period January 1, 1996 to October 8, 1996, and (iii) selected pro forma consolidated financial data for the Company as of and for the nine months ended September 30, 1997 and for the year ended December 31, 1996.

     The selected consolidated historical balance sheet and operating data of the Company as of December 31, 1996 and for the period from October 9, 1996, (the date of the Company's commencement of operations as a public REIT) to December 31, 1996 and the selected combined historical operating data of the Arden Predecessors for the period January 1, 1996 to October 8, 1996 have been derived from the respective historical consolidated and combined financial statements audited by Ernst & Young LLP, independent auditors. The selected financial data as of and for the nine months ended September 30, 1997 was derived from unaudited financial statements. The following data should be read in conjunction with (i) the pro forma condensed consolidated financial statements and notes thereto of the Company; (ii) the historical consolidated and combined financial statements and related notes thereto for the Company and the Arden Predecessors; and (iii) "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included in the Company's filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are incorporated by reference in the accompanying Prospectus.

     The selected pro forma consolidated financial operating data for the nine months ended September 30, 1997 and the year ended December 31, 1996 is presented as if the IPO, the formation transactions relating to the IPO, the closings of the Company's mortgage financing and its credit facility, the acquisition of the Properties acquired in 1996 prior to the consummation of the IPO, 303 Glenoaks and 12501 East Imperial Highway, the Properties acquired in 1996 subsequent to the IPO, the Properties acquired in 1997, the Properties acquired in 1998, the completion of previous offerings of Common Stock, the completion of this Offering and the Concurrent Offering, the borrowings under the Bridge Facility, the LBA Acquisition and the repayment of a portion of the Company's lines of credit had occurred at January 1, 1996 for the statements of operations. The selected pro forma balance sheet data as of September 30, 1997 is presented as if the completion of the Offering and the Concurrent Offering, the borrowings under the Bridge Facility, the acquisition of the properties acquired subsequent to September 30, 1997, the LBA Acquisition and the repayment of a portion of the Company's lines of credit had occurred on September 30, 1997. The selected pro forma consolidated financial data is based upon certain assumptions that are included in the notes to the pro forma condensed consolidated financial statements included in the Company's filings under the Exchange Act, which are incorporated by reference in the accompanying Prospectus. The selected pro forma consolidated financial data is not necessarily indicative of what the financial position and results of operations of the Company would have been as of the dates and for the periods indicated, nor does it purport to represent or project the financial position and results of operations for future periods.

                                                             COMPANY                               ARDEN PREDECESSORS
                                 ---------------------------------------------------------------   ------------------
                                       NINE MONTHS                              OCTOBER 9, 1996     JANUARY 1, 1996
                                          ENDED               YEAR ENDED              TO                   TO
                                   SEPTEMBER 30, 1997      DECEMBER 31, 1996   DECEMBER 31, 1996    OCTOBER 8, 1996
                                 -----------------------   -----------------   -----------------   ------------------
                                 PRO FORMA    HISTORICAL       PRO FORMA          HISTORICAL           HISTORICAL
                                 ---------    ----------   -----------------   -----------------   ------------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
REVENUE:
  Rental.......................  $175,014      $ 80,740        $ 223,002           $  17,041            $ 32,287
  Tenant reimbursements........     8,792         3,593           11,553                 803               2,031
  Parking, net of expenses.....     8,533         5,267           11,901               1,215               3,692
  Other........................     4,460         2,014            6,157                 513               2,455
                                  -------       -------          -------            --------             -------
         Total revenue.........   196,799        91,614          252,613              19,572              40,465
                                  -------       -------          -------            --------             -------
EXPENSES:
  Property expenses............    66,782        29,175           92,842               6,005              14,224
  General and administrative...     3,750         2,828            5,000                 753               1,758
  Interest.....................    30,453        13,723           41,323               1,280              24,521
  Loss on valuation of
    derivative.................     3,111         3,111               --                  --                  --
  Depreciation and
    amortization...............    32,493        13,261           42,238               3,108               5,264
                                  -------       -------          -------            --------             -------
         Total expenses........   136,589        62,098          181,403              11,146              45,767
                                  -------       -------          -------            --------             -------
Equity in net (loss) income of
  noncombined entities.........        --            --               --                  --                (336)
                                  -------       -------          -------            --------             -------
Income (loss) before minority
  interest and extraordinary
  items........................    60,210        29,516           71,210               8,426              (5,638)
Minority interests' share of
  loss of Arden Predecessors...        --            --               --                  --                 721
Minority interest..............    (5,019)       (3,105)          (6,103)               (993)                 --
                                  -------       -------          -------            --------             -------
Income (loss) before
  extraordinary item...........    55,191        26,411           65,107               7,433              (4,917)
                                  -------       -------          -------            --------             -------
Extraordinary (loss) gain on
  early extinguishment of debt,
  net of minority interests'
  share........................        --            --               --             (13,105)              1,877
                                  -------       -------          -------            --------             -------
Net income (loss)..............  $ 55,191      $ 26,411        $  65,107           $  (5,672)           $ (3,040)
                                  =======       =======          =======            ========             =======
Weighted average number of
  shares outstanding...........    56,325        25,440           56,311              21,680
                                  =======       =======          =======            ========
Net income (loss) per common
  share:
  Income before extraordinary
    item.......................  $   0.98      $   1.04        $    1.16           $    0.34
  Extraordinary item-loss on
    early extinguishment of
    debt.......................        --            --               --               (0.60)
                                  -------       -------          -------            --------
  Net income (loss) per common
    share......................  $   0.98      $   1.04        $    1.16           $   (0.26)
                                  =======       =======          =======            ========
Cash distributions declared per
  common share.................                $   1.20                            $    0.36
                                                =======                             ========

                                                                                   COMPANY
                                                               -----------------------------------------------
                                                                  SEPTEMBER 30, 1997         DECEMBER 31, 1996
                                                               -------------------------     -----------------
                                                               PRO FORMA      HISTORICAL        HISTORICAL
                                                               ----------     ----------     -----------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Commercial office properties-net of accumulated
  depreciation...............................................  $1,945,127      $925,539          $ 529,568
Total assets.................................................   1,996,094       978,101            551,256
Mortgage loans payable and unsecured lines of credit.........     625,660       225,900            155,000
Total liabilities............................................     662,836       263,076            173,612
Minority interest............................................     100,139        47,178             45,667
Total stockholders' equity...................................   1,233,119       667,847            331,977

                                                            COMPANY                               ARDEN PREDECESSORS
                                ---------------------------------------------------------------   ------------------
                                      NINE MONTHS                              OCTOBER 9, 1996     JANUARY 1, 1996
                                         ENDED               YEAR ENDED              TO                   TO
                                  SEPTEMBER 30, 1997      DECEMBER 31, 1996   DECEMBER 31, 1996    OCTOBER 8, 1996
                                -----------------------   -----------------   -----------------   ------------------
                                PRO FORMA    HISTORICAL       PRO FORMA          HISTORICAL           HISTORICAL
                                ---------    ----------   -----------------   -----------------   ------------------
                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
Funds from Operations(1):
  Income (loss) before
    minority interest and
    extraordinary items.......   $60,210     $   29,516       $  71,210           $   8,426           $   (5,638)
  Loss on valuation of
    derivative................     3,111          3,111              --                  --                   --
  Depreciation and
    amortization..............    32,493         13,261          42,238               3,108                5,264
                                 -------      ---------        --------           ---------            ---------
  Funds from Operations.......    95,814         45,888         113,448              11,534                 (374)
Company's percentage share....      93.7%          89.5%           93.7%               88.2%                  --
                                 -------      ---------        --------           ---------            ---------
Company's share of Funds from
  Operations..................   $89,778     $   41,070       $ 106,300           $  10,173           $     (374)
                                 =======      =========        ========           =========            =========
Weighted average number of
  shares outstanding (in
  thousands)..................    56,325         25,440          56,311              21,680                  N/A
Cash flows from operating
  activities..................        --         27,682              --               8,665                5,221
Cash flows from investing
  activities..................        --       (407,613)             --            (164,763)            (119,083)
Cash flows from financing
  activities..................        --        379,244              --             163,730              122,074
Number of Properties owned at
  period end..................       127             58             127                  34                   22
Gross rentable square feet of
  Properties owned at end of
  period (in thousands).......    16,423          8,726          16,423               5,443                3,739
Leased percentage for
  Properties owned at end of
  period......................        --             85%             --                  85%                  88%

---------------

(1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring, plus real estate related depreciation and amortization. Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company's computation of Funds from Operations may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's financial performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity.

                 SOUTHERN CALIFORNIA ECONOMY AND OFFICE MARKETS

     The Company believes that current and forecast trends affecting Southern California have created and will continue to create a favorable economic environment in the suburban Southern California office markets where substantially all of the Properties are located. First, the Company believes that the supply of office space in Southern California is unlikely to significantly increase over the short term in large part because it is not economically feasible to develop new office space based on rental rates currently attainable in Southern California office markets. Second, the recent economic restructuring of many of Southern California's primary office-using sectors including the entertainment, export/import, managed health care, high technology, telecommunications, and civilian and military aerospace and defense industries has caused growth in demand for office space. Third, demand for suburban office space relative to the level of supply has led to higher occupancy rates and a trend towards higher rental rates which are supportable in the office markets where the Properties and the LBA Portfolio are located. Finally, patterns of residential relocation to suburban areas due in part to the public perception of greater personal security and to the availability of greater recreational and residential amenities in suburban areas, coupled with a heightened preference for living in close proximity to work and employers' resultant access to a broader, more skilled local labor force have fueled growth of suburban office property demand. The Company believes that these factors and other specific economic indicators discussed below suggest a continued strengthening of the Southern California economy. Given the quality and location of its Properties and the LBA Portfolio, the Company believes it is competitively positioned to capitalize on these economic trends and the resulting increasing demand for suburban office space.

SOUTHERN CALIFORNIA ECONOMY

     Overview. The Company believes that the office markets in Southern California, and particularly suburban Los Angeles County, Orange County and San Diego County have improved and will be excellent markets in which to own and operate office and R&D/industrial properties over the long term.

     The seven counties in which the Properties and the LBA Portfolio are located include Los Angeles, Orange, San Diego, Ventura, Kern, Riverside and San Bernardino which collectively comprise over 50% of the statewide population and employment base in California. Data from the U.S. Bureau of Labor Statistics indicates that the unemployment rate in these counties peaked in 1993 during the height of the 1990 to 1993 recessionary period in Southern California. Recently, however, these counties experienced a gradual economic recovery marked by falling unemployment rates beginning in 1994 which, according to The 1996 Economic Report of the Governor of California (the "1996 Economic Report"), was precipitated by growth in the services and trade employment sectors, among others, and a less pronounced rate of decline in defense related activities in Southern California. Since 1993, the five-county Los Angeles area economy has grown at an annual rate of over 3.9%, and, according to the Economic Development Corporation of Los Angeles (the "LAEDC") is forecast to have grown at a 6.3% rate during 1997 (as compared to 3.5% for the United States as a whole).

                             GROSS DOMESTIC PRODUCT
                        FOR FIVE-COUNTY LOS ANGELES AREA

1990                 1991.00    1992.00      1993.00    1994.00      1995.00     1996.00     1997.00
372.6                 376.40     389.00       296.20     405.00       471.50      445.20      473.40

Source: California Department of Finance, LAEDC

     According to the U.S. Bureau of Labor Statistics, Los Angeles County, Orange County and San Diego County added 179,389 non-farm jobs between January 1, 1997, and September 30, 1997, bringing total employment in these three counties to approximately 6.8 million. Accordingly, trends of decreasing unemployment continued in Southern California during 1997. In Los Angeles County the September 1997 unemployment rate was 6.6%, down 4.2% from its recessionary high of 10.8% (not seasonally adjusted) in July 1992.

                     SOUTHERN CALIFORNIA UNEMPLOYMENT RATES

        MEASUREMENT PERIOD              LOS ANGELES
      (FISCAL YEAR COVERED)               COUNTY           ORANGE COUNTY     SAN DIEGO COUNTY
1992                                      9.80                6.80                7.30
1993                                      9.80                6.80                7.70
1994                                      9.40                5.70                7.00
1995                                      7.90                5.10                6.40
1996                                      8.20                4.10                5.30
1997                                      6.60                3.50                4.60

Source: Bureau of Labor Statistics

     The LAEDC has forecast a total increase in non-farm employment for the period from 1996 to 2005 of 19.9% and 19.5% for Los Angeles County and Orange County, respectively, representing an average annual growth rate of 2.0% for each. Overall, the five-county Los Angeles region is expected to experience similar growth with an 18.6% increase in employment over the same time period. The current economic expansion, in particular, differs from previous Southern California expansions in that the defense industry is no longer the driving force for growth. Instead, employment growth has been driven primarily by the service sectors of the economy. The following chart summarizes the historical and projected employment growth for Southern California.

                     SOUTHERN CALIFORNIA EMPLOYMENT TRENDS
                   1980-1996 (ACTUAL)--1996-2000 (FORECASTS)

                                                                                       FINANCE,
                                                                                       INSURANCE
  MEASUREMENT PERIOD                                                    WHOLESALE       AND REAL
 (FISCAL YEAR COVERED)      SERVICES     MANUFACTURING  RETAIL TRADE      TRADE         ESTATE'
1980                        1700.00       1350.00         1150.00         400.00         625.00
1982                        1970.00       1360.00         1220.00         425.00         660.00
1984                        2240.00       1370.00         1290.00         450.00         695.00
1986                        2510.00       1380.00         1360.00         475.00         730.00
1988                        2780.00       1390.00         1430.00         500.00         765.00
1990                        3050.00       1400.00         1500.00         525.00         800.00
1992                        3116.67       1250.00         1475.00         512.50         775.00
1994                        3183.33       1100.00         1450.00         500.00         750.00
1996                        3250.00       1150.00         1475.00         525.00         766.67
1998                        3350.00       1150.00         1487.50         525.00         783.33
2000                        3450.00       1150.00         1500.00         525.00         800.00

Source: Cushman & Wakefield

     As primary office employment grows, office demand is expected to increase. According to America's Office Economy prepared by Cognetics, Inc., Metropolitan Los Angeles (which includes Los Angeles County, Ventura County and Orange County), in which 71 of the Company's 77 Properties are located, is projected to be the number one market in the United States for primary office employment growth from 1996 to 2005, and San Diego is ranked 17th.

                       TOP 20 MARKETS FOR PRIMARY OFFICE
                         EMPLOYMENT GROWTH (1996-2005)

         1. LOS ANGELES                                      11. Minneapolis-St. Paul
         2. San Francisco-Oakland-San Jose                   12. Boston
         3. Atlanta                                          13. Denver-Boulder
         4. Dallas-Ft. Worth                                 14. Seattle
         5. Washington, DC-MD-VA                             15. Miami-Ft. Lauderdale
         6. Chicago                                          16. Orlando
         7. Phoenix                                          17. SAN DIEGO
         8. New York                                         18. Detroit
         9. Houston-Galveston                                19. Las Vegas
        10. Tampa-St. Petersburg                             20. Austin

        Source: Cognetics, Inc.

     In addition to becoming a more diversified economy with a stronger emphasis on the services and government sectors, according to the LAEDC, Los Angeles County is a major center of international trade. According to the 1996 Economic Report, Los Angeles County is also the nation's leading manufacturing center. The five-county Los Angeles area is home to 26 Fortune 500 companies, and Los Angeles County itself comprises over 40% of the nondurable manufacturing employment, 95% of the motion picture employment and 56% of the aerospace employment in California. The Los Angeles PMSA is the largest PMSA in the United States (larger than both the New York City PMSA and the Chicago PMSA) and accounts for approximately 28% of California's population and employment base. Demand for office space in Los Angeles County is expected to remain strong as a result of these characteristics.

     International trade is another major component of the Los Angeles economy, and while growth in international trade is difficult to attribute to specific employment sectors, it is an indicator of the general strength of the local economy. In 1994 the Los Angeles Customs District (which is primarily comprised of the Los Angeles/Long Beach port complex and the Los Angeles International Airport) surpassed New York/New Jersey as the nation's leading port. According to the U.S. Department of Commerce, international trade passing through the Los Angeles Customs District has increased from approximately $90.0 billion in 1988 to approximately $167.6 billion in 1996, representing over 12.0% of the total trading volume in the United States.

            INTERNATIONAL TRADE THROUGH LOS ANGELES CUSTOMS DISTRICT

1988           1989.00  1990.00  1991.00  1992.00  1993.00  1994.00  1995.00  1996.00  1997.00C 1998.00C
90              101.40   106.00   112.70   121.60   128.50   145.90   164.70   167.60   173.50   179.10

SOUTHERN CALIFORNIA OFFICE MARKETS

     In the past five years the underlying fundamentals of supply and demand in the Southern California office markets have improved. The peak in available supply occurred at the midpoint of the recession in 1991. Since that time, the local economies have been recovering and the relationship between supply and demand has resulted in declining direct vacancy rates in these markets. In each of 1995 and 1996, net office absorption has more than doubled in the region, and in the first two quarters of 1997 net office absorption was greater than the average annual absorption for the last five years. With virtually no new office construction in the region between 1994 and 1996, an influx of new companies and growth of existing companies has led directly to lower vacancy rates and higher absorption.

     The following chart illustrates absorption and vacancy rates in the Southern California market between 1992 and September 1997:

                       SOUTHERN CALIFORNIA OFFICE MARKET

1992                          1993           1994           1995           1996           1997
1150                          2550            275            975           3200           3200

Source: Cushman & Wakefield

     The current trend of net absorption and declining vacancy rates followed a period during the late 1980s which was characterized by excess supply of commercial real estate due, in part, to over-building. A variety of factors, including the real estate recession and new federal banking regulations that caused a reduction in available capital for real estate development, virtually halted new office construction in Southern California for nearly five years. The following chart illustrates the total office construction in Southern California between 1987 and 1996.

                    SOUTHERN CALIFORNIA OFFICE CONSTRUCTION

1997            1988.00   1989.00   1990.00   1991.00   1992.00   1993.00   1994.00   1995.00   1996.00
19.4              13.60     15.10     12.90     11.90      2.70      0.20      0.00      0.40      0.30

Source: Cushman & Wakefield

                                   PROPERTIES
GENERAL

     The Company's Properties consist of 77 office properties containing approximately 11.2 million rentable square feet. The Properties consist primarily of suburban office properties and individually range from approximately 13,400 to 598,000 rentable square feet. All of the Properties are located in Southern California, with 63 located in suburban Los Angeles County, six in Orange County, four in San Diego County, two in Ventura County, and two in Kern County. The Company believes that the Properties have desirable locations within established business communities and are well maintained. Of the Company's 77 Properties, 58 have been built since 1980 and 18 have been substantially renovated within the last five years. The average age of the buildings is approximately 15 years. The Properties offer an array of amenities including security, parking, conference facilities, on-site management, food services and health clubs.

     In addition, the Company has executed a contract to acquire the LBA Portfolio, consisting of 50 properties including 34 office properties containing approximately 3.6 million square feet, 15 R&D/industrial properties containing approximately 1.5 million rentable square feet, and one retail property containing 144,225 rentable square feet. All the properties in the LBA Portfolio are located in Southern California, with six in Los Angeles County, 15 in Orange County, 16 in San Diego County, one in Ventura County, and 12 in Riverside and San Bernardino Counties. The properties included in the LBA Portfolio range from approximately 12,000 to 451,000 rentable square feet and have an average age of 11 years. Of the 50 properties included in the LBA Portfolio, 45 have been built since 1980 and 21 have been substantially renovated within the last five years. Upon closing of the LBA Acquisition the Company will own a total of 127 primarily office and R&D/industrial properties consisting of approximately 16.4 million rentable square feet.

     Management believes that the location, quality of construction and building amenities, as well as the Company's reputation for providing a high level of tenant service, have enabled the Company to attract and retain a diverse tenant base. As of January 1, 1998, the Properties were 82.6% leased (86.1% leased if the four properties under renovation are excluded) to approximately 2,050 tenants and the LBA Portfolio was 88.6% leased to approximately 570 tenants. As of January 1, 1998, no one tenant represented more than 1.5% of the aggregate Annualized Base Rent (as defined herein) of the Properties and the LBA Portfolio combined and only four tenants individually represented more than 1.0% of such aggregate Annualized Base Rent.

     The Properties and LBA Portfolio are leased to a variety of local, national and foreign businesses. Leases are typically structured for terms of three, five or 10 years. Most of the leases are full service, gross leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year or expense stop. Leases typically contain provisions permitting tenants to renew at prevailing market rates. Under the lease, the landlord is generally responsible for structural repairs. Most leases do not permit early termination, however, certain leases permit the tenant to terminate upon six months' notice after the third year of a five-year lease or the fifth year of a 10-year lease, subject to the tenant's obligation to pay all unamortized tenant improvements and leasing commissions, a penalty of three to six months of additional rent, and any rent concessions provided, depending on the lease terms. Finally, tenants generally pay directly (without regard to a base year or expense stop) for overtime use of air conditioning and for on site monthly employee and visitor parking.

     Although the leases at the Properties and the LBA Portfolio primarily consist of gross leases (which represented approximately 82% of the total portfolio leased square footage as of January 1, 1998), they also include triple net leases with a number of tenants. In general, the triple net leases require the tenants to pay all real property taxes, insurance and expenses of maintaining the leased space or property and have renewal and termination provisions similar to those described above.

     The Company's Properties are regionally managed under active central control. All administration (including the formation and implementation of policies and procedures), leasing, capital expenditures and construction decisions are centrally administered at the Company's corporate office. The Company employs asset managers to oversee and direct the day-to-day operations of the Properties, as well as the on-site personnel, which may include a manager, assistant manager and other necessary staff. Asset managers communicate frequently with the Company's corporate offices to implement the Company's policies and procedures.

     The on-site staffing of each property is dictated by the property's size, tenant profile, number of tenants and location. The Company contracts with third parties for cleaning services, day porters, engineers and any other personnel necessary to operate the Properties.

     The following table sets forth certain information regarding the Properties and the LBA Portfolio as of January 1, 1998:

                                                                                                                      PERCENTAGE
                                                                                                        APPROXIMATE    OF TOTAL
                                                                                             YEAR(S)        NET       PORTFOLIO
                                                                                              BUILT/     RENTABLE    NET RENTABLE
          PROPERTY NAME                          SUBMARKET                    LOCATION      RENOVATED   SQUARE FEET  SQUARE FEET
---------------------------------  -------------------------------------  ----------------- ----------  -----------  ------------
OFFICE
LOS ANGELES COUNTY
LOS ANGELES WEST
9665 Wilshire                      Beverly Hills/Century City             Beverly Hills     1972/92-93     158,684        1.0%
Beverly Atrium                     Beverly Hills/Century City             Beverly Hills        1989         61,314        0.4%
8383 Wilshire                      Beverly Hills/Century City             Beverly Hills      1971/93       417,463        2.5%
120 Spalding                       Beverly Hills/Century City             Beverly Hills        1984         60,656        0.4%
9100 Wilshire                      Beverly Hills/Century City             Beverly Hills      1971/90       326,227        2.0%
Century Park Center                Beverly Hills/Century City             Los Angeles        1972/94       243,404        1.5%
10350 Santa Monica                 Beverly Hills/Century City             Los Angeles          1979         42,292        0.3%
10351 Santa Monica                 Beverly Hills/Century City             Los Angeles          1984         96,251        0.6%
Westwood Terrace                   Westwood/West Los Angeles              Los Angeles          1988        135,943        0.8%
1950 Sawtelle                      Westwood/West Los Angeles              Los Angeles        1988/95       103,772        0.6%
10780 Santa Monica                 Westwood/West Los Angeles              Los Angeles          1984         92,486        0.6%
Wilshire Pacific Plaza             Westwood/West Los Angeles              Los Angeles       1976/1987      100,122        0.6%
World Savings Center(2)(3)         Westwood/West Los Angeles              Los Angeles          1983        469,115        2.8%
1100 Glendon(4)(5)                 Westwood/West Los Angeles              Los Angeles          1965        282,013        1.7%
2730 Wilshire(6)                   Westwood/West Los Angeles              Santa Monica         1985         55,080        0.3%
Carlsberg Corporate Center         Westwood/West Los Angeles              Santa Monica         1979        103,506        0.6%
1919 Santa Monica*                 Westwood/West Los Angeles              Santa Monica         1991         44,096        0.3%
400 Corporate Pointe               Marina Area/Culver City/LAX            Culver City          1987        164,598        1.0%
600 Corporate Pointe*              Marina Area/Culver City/LAX            Culver City          1989        273,339        1.7%
Bristol Plaza                      Marina Area/Culver City/LAX            Culver City          1982         84,014        0.5%
Skyview Center                     Marina Area/Culver City/LAX            Los Angeles       1981,87/95     391,675        2.4%
5200 West Century(5)               Marina Area/Culver City/LAX            Los Angeles          1982        310,910        1.9%
Northpoint                         Marina Area/Culver City/LAX            Los Angeles          1991        104,235        0.6%
The New Wilshire                   Park Mile/West Hollywood               Los Angeles          1986        202,704        1.2%
145 South Fairfax                  Park Mile/West Hollywood               Los Angeles          1984         54,429        0.3%
9201 Sunset                        Park Mile/West Hollywood               Los Angeles       1963/92-95     158,585        1.0%
                                                                                                        ----------       ----
  Subtotal/Weighted                                                                                      4,536,913       27.6%
    Average -- Los Angeles West

                                                                             ANNUALIZED
                                                                              BASE RENT
                                   PERCENT LEASED    ANNUALIZED              PER LEASED
                                        AS OF       BASE RENT(1)   NUMBER      SQUARE
          PROPERTY NAME            JANUARY 1, 1998    ($000S)     OF LEASES     FOOT
---------------------------------  ---------------  ------------  ---------  -----------
OFFICE
LOS ANGELES COUNTY
LOS ANGELES WEST
9665 Wilshire                            90.4%        $  4,151         22      $ 28.95
Beverly Atrium                           89.1%           1,341         10        24.55
8383 Wilshire                            80.8%           6,668        124        19.78
120 Spalding                             45.5%           1,054         12        38.22
9100 Wilshire                            84.9%           5,289         73        19.10
Century Park Center                      84.6%           4,326         79        21.01
10350 Santa Monica                       93.6%             700         16        17.68
10351 Santa Monica                       94.9%           1,584         16        17.33
Westwood Terrace                         88.4%           3,117         23        25.94
1950 Sawtelle                            92.2%           1,863         32        19.46
10780 Santa Monica                       90.4%           1,610         30        19.26
Wilshire Pacific Plaza                   68.1%           1,218         29        17.86
World Savings Center(2)(3)               86.1%          11,277         43        27.93
1100 Glendon(4)(5)                       42.5%           2,974        136        24.81
2730 Wilshire(6)                         78.9%             924         27        21.25
Carlsberg Corporate Center               94.6%           1,889         40        19.30
1919 Santa Monica*                       96.3%             941          6        22.14
400 Corporate Pointe                     95.4%           3,435         16        21.87
600 Corporate Pointe*                    86.3%           4,293         20        18.21
Bristol Plaza                            82.5%           1,213         22        17.52
Skyview Center                           89.5%           5,699         42        16.25
5200 West Century(5)                     30.2%           1,096         17        11.68
Northpoint                               99.0%           3,261          6        31.62
The New Wilshire                         84.7%           3,607         33        21.02
145 South Fairfax                        96.7%             992         12        18.85
9201 Sunset                              63.8%           3,200         57        31.64
                                        -----          -------      -----        -----
  Subtotal/Weighted                      79.1%          77,722        943        21.67
    Average -- Los Angeles West

                                                                                                                      PERCENTAGE
                                                                                                        APPROXIMATE    OF TOTAL
                                                                                             YEAR(S)        NET       PORTFOLIO
                                                                                              BUILT/     RENTABLE    NET RENTABLE
          PROPERTY NAME                          SUBMARKET                    LOCATION      RENOVATED   SQUARE FEET  SQUARE FEET
---------------------------------  -------------------------------------  ----------------- ----------  -----------  ------------
LOS ANGELES NORTH
Calabasas Commerce Center          Simi/Conejo Valley                     Calabasas            1990        123,121        0.7%
Thousand Oaks Plaza                Simi/Conejo Valley                     Thousand Oaks        1988         13,434        0.1%
Rancho Plaza                       Simi/Conejo Valley                     Thousand Oaks        1987         24,057        0.1%
Pennsfield Plaza                   Simi/Conejo Valley                     Thousand Oaks        1989         21,202        0.1%
Conejo Business Park               Simi/Conejo Valley                     Thousand Oaks        1991         69,017        0.4%
Marin Corporate Center             Simi/Conejo Valley                     Thousand Oaks        1986         51,360        0.3%
Evergreen Plaza                    Simi/Conejo Valley                     Thousand Oaks      1979/96        75,722        0.5%
5601 Lindero Canyon                Simi/Conejo Valley                     Westlake             1989        105,830        0.6%
Renaissance Court                  Simi/Conejo Valley                     Westlake           1981/92        61,245        0.4%
Westlake Gardens                   Simi/Conejo Valley                     Westlake             1998         49,639        0.3%
6800 Owensmouth                    West San Fernando Valley               Canoga Park          1986         80,014        0.5%
Woodland Hills Financial Center    West San Fernando Valley               Woodland Hills     1972/95       224,955        1.3%
Clarendon Crest                    West San Fernando Valley               Woodland Hills       1990         43,063        0.3%
16000 Ventura                      Central San Fernando Valley            Encino             1980/96       174,841        1.1%
Sumitomo Bank Building             Central San Fernando Valley            Sherman Oaks      1970/90-91     110,641        0.7%
Noble Professional Center          Central San Fernando Valley            Sherman Oaks       1985/93        51,828        0.3%
Sunset Pointe Plaza                Valencia                               Newhall              1988         58,105        0.4%
303 Glenoaks                       East San Fernando Valley/Tri-Cities    Burbank            1983/96       175,449        1.0%
Burbank Executive Plaza            East San Fernando Valley/Tri-Cities    Burbank              1983         60,395        0.4%
California Federal Building        East San Fernando Valley/Tri-Cities    Burbank              1978         82,467        0.5%
425 West Broadway                  East San Fernando Valley/Tri-Cities    Glendale             1984         71,589        0.4%
535 Brand(5)                       East San Fernando Valley/Tri-Cities    Glendale           1973/92       109,187        0.7%
Glendale Corporate Center          East San Fernando Valley/Tri-Cities    Glendale             1985        108,209        0.7%
70 South Lake                      East San Fernando Valley/Tri-Cities    Pasadena           1982/94       100,133        0.6%
299 Euclid(5)                      East San Fernando Valley/Tri-Cities    Pasadena             1983         73,400        0.4%
150 East Colorado*                 East San Fernando Valley/Tri-Cities    Pasadena           1979/97        61,168        0.4%
5161 Lankershim*                   East San Fernando Valley/Tri-Cities    North Hollywood    1985/97       178,317        1.1%
                                                                                                        ----------       ----
  Subtotal/Weighted                                                                                      2,358,388       14.3%
    Average -- Los Angeles North

                                                                             ANNUALIZED
                                                                              BASE RENT
                                   PERCENT LEASED    ANNUALIZED              PER LEASED
                                        AS OF       BASE RENT(1)   NUMBER      SQUARE
          PROPERTY NAME            JANUARY 1, 1998    ($000S)     OF LEASES     FOOT
---------------------------------  ---------------  ------------  ---------  -----------
LOS ANGELES NORTH
Calabasas Commerce Center               100.0%        $  1,499         13      $ 12.17
Thousand Oaks Plaza                     100.0%             208          6        15.46
Rancho Plaza                             95.8%             344         19        14.93
Pennsfield Plaza                        100.0%             375         11        17.67
Conejo Business Park                     83.3%           1,024         24        17.80
Marin Corporate Center                   98.6%             998         31        19.70
Evergreen Plaza                          80.3%           1,066         37        17.52
5601 Lindero Canyon                     100.0%           1,206          2        11.39
Renaissance Court                        61.1%             710         13        18.97
Westlake Gardens                         22.1%             262          3        23.85
6800 Owensmouth                          84.1%           1,173         19        17.42
Woodland Hills Financial Center          88.1%           4,472         60        22.57
Clarendon Crest                          84.7%             677          8        18.56
16000 Ventura                            89.6%           2,917         45        18.62
Sumitomo Bank Building                   89.4%           1,933         48        19.54
Noble Professional Center                92.3%           1,063         17        22.22
Sunset Pointe Plaza                      95.7%           1,171         27        21.06
303 Glenoaks                             98.3%           3,601         24        20.88
Burbank Executive Plaza                  83.8%           1,090          9        21.54
California Federal Building              96.3%           1,661          9        20.91
425 West Broadway                        95.2%           1,321         13        19.38
535 Brand(5)                             33.6%             293          6         8.00
Glendale Corporate Center                72.6%           1,462         13        18.60
70 South Lake                            94.4%           1,971         16        20.87
299 Euclid(5)                            29.4%             402          1        18.60
150 East Colorado*                       75.3%             796         15        17.29
5161 Lankershim*                         83.5%           3,263          5        21.93
                                        -----          -------      -----        -----
  Subtotal/Weighted                      83.2%          36,958        494        18.84
    Average -- Los Angeles North

                                                                                                                      PERCENTAGE
                                                                                                       APPROXIMATE     OF TOTAL
                                                                                            YEAR(S)        NET        PORTFOLIO
                                                                                             BUILT/      RENTABLE    NET RENTABLE
         PROPERTY NAME                          SUBMARKET                    LOCATION      RENOVATED   SQUARE FEET   SQUARE FEET
--------------------------------  -------------------------------------  ----------------- ----------  ------------  ------------
LOS ANGELES SOUTH
4811 Airport Plaza(3)             Long Beach                             Long Beach         1987/95        121,610        0.7%
4900/10 Airport Plaza(3)          Long Beach                             Long Beach         1987/95        150,403        0.9%
5000 Spring(3)                    Long Beach                             Long Beach         1989/95        163,358        1.0%
100 West Broadway                 Long Beach                             Long Beach         1987/96        191,727        1.2%
1501 Hughes Way*                  Long Beach                             Long Beach         1983/97         77,060        0.5%
3901 Via Oro*                     Long Beach                             Long Beach         1986/97         53,195        0.3%
12501 East Imperial Highway       Long Beach                             Norwalk            1978/94        122,175        0.7%
Grand Avenue Plaza                El Segundo                             El Segundo         1979,80         84,500        0.5%
South Bay Centre                  Torrance                               Gardena              1984         202,830        1.3%
Harbor Corporate Center           Torrance                               Gardena              1985          63,925        0.4%
Pacific Gateway II                Torrance                               Torrance           1982/90        223,731        1.4%
Mariner Court                     Torrance                               Torrance             1989         105,436        0.6%
South Bay Technology Center       Torrance                               Torrance             1984         104,815        0.6%
                                                                                                        ----------       ----
    Subtotal/Weighted Average                                                                            1,664,765       10.1%
      -- Los Angeles South
LOS ANGELES CENTRAL
Los Angeles Corporate Center      San Gabriel Valley                     Monterey Park      1984,86        389,293        2.4%
Whittier Financial Center         San Gabriel Valley                     Whittier           1967,82        135,415        0.8%
1370 Valley Vista                 San Gabriel Valley                     Diamond Bar          1988          84,081        0.5%
                                                                                                        ----------       ----
    Subtotal/Weighted Average                                                                              608,789        3.7%
      -- Los Angeles Central
ORANGE COUNTY
5832 Bolsa                        West County                            Huntington Beach     1985          49,355        0.3%
Huntington Beach Plaza I & II*    West County                            Huntington Beach   1984/96         52,186        0.3%
City Centre                       West County                            Fountain Valley      1982         302,519        1.7%
Fountain Valley Plaza*            West County                            Fountain Valley      1982         107,252        0.7%
3300 Irvine Avenue*               Greater Airport Area                   Newport Beach      1981/97         74,224        0.5%
1821 Dyer                         Greater Airport Area                   Irvine             1980/88        115,061        0.7%
Von Karman Corporate Center*      Greater Airport Area                   Irvine             1981/84        451,477        2.7%
1503 South Coast*                 Greater Airport Area                   Costa Mesa         1979/97         60,605        0.4%
Crown Cabot                       South County                           Laguna Niguel        1989         172,900        1.1%
One Venture*                      South County                           Irvine             1990/97         43,324        0.3%
Anaheim City Centre(3)            Tri-Freeway Area                       Anaheim            1986/91        175,391        1.1%
625 The City*                     Tri-Freeway Area                       Orange             1985/97        139,806        0.8%
Orange Financial Center*          Central County                         Orange             1985/95        305,439        1.9%
Centerpointe La Palma             North County                           La Palma          1986,88,90      597,550        3.6%
Lambert Office Plaza*             North County                           Brea               1986/97         32,807        0.2%
                                                                                                        ----------       ----
  Subtotal/Weighted Average --                                                                           2,679,896       16.3%
    Orange County

                                                                            ANNUALIZED
                                                                             BASE RENT
                                  PERCENT LEASED    ANNUALIZED              PER LEASED
                                       AS OF       BASE RENT(1)   NUMBER      SQUARE
         PROPERTY NAME            JANUARY 1, 1998    ($000S)     OF LEASES     FOOT
--------------------------------  ---------------  ------------  ---------  -----------
LOS ANGELES SOUTH
4811 Airport Plaza(3)                  100.0%        $  1,051          1       $8.64
4900/10 Airport Plaza(3)               100.0%           1,173          1        7.80
5000 Spring(3)                          95.5%           3,010         28       19.30
100 West Broadway                       94.4%           3,677         29       20.31
1501 Hughes Way*                        59.5%             592          2       12.91
3901 Via Oro*                            9.9%              71          1       13.44
12501 East Imperial Highway             99.6%           2,081          6       17.10
Grand Avenue Plaza                      88.2%           1,106          5       14.84
South Bay Centre                        82.4%           2,910         32       17.40
Harbor Corporate Center                 80.2%             721         17       14.07
Pacific Gateway II                      69.9%           2,953         29       18.87
Mariner Court                           84.5%           1,523         31       17.09
South Bay Technology Center             71.5%           1,089          7       14.54
                                       -----          -------      -----       -----
    Subtotal/Weighted Average           83.8%          21,957        189       15.74
      -- Los Angeles South
LOS ANGELES CENTRAL
Los Angeles Corporate Center            85.3%           7,085         37       21.33
Whittier Financial Center               89.1%           2,395         39       19.86
1370 Valley Vista                       88.8%           1,484         14       19.88
                                       -----          -------      -----       -----
    Subtotal/Weighted Average           86.6%          10,964         90       20.79
      -- Los Angeles Central
ORANGE COUNTY
5832 Bolsa                             100.0%             679          1       13.75
Huntington Beach Plaza I & II*          87.9%             607         13       13.25
City Centre                             90.3%           3,921         24       14.36
Fountain Valley Plaza*                 100.0%           1,732          4       16.15
3300 Irvine Avenue*                     88.7%           1,129         24       17.15
1821 Dyer                                0.0%              --         --          --
Von Karman Corporate Center*            82.7%           4,905         21       13.13
1503 South Coast*                       95.1%             838         23       14.55
Crown Cabot                             78.4%           2,704         32       19.95
One Venture*                            39.4%             351          5       20.57
Anaheim City Centre(3)                  94.6%           2,745         13       16.54
625 The City*                          100.0%           2,412         33       17.18
Orange Financial Center*                84.9%           5,001         35       19.29
Centerpointe La Palma                   90.0%           8,914         74       16.58
Lambert Office Plaza*                   99.8%             583          8       17.81
                                       -----          -------      -----       -----
  Subtotal/Weighted Average --          84.4%          36,521        310       16.15
    Orange County

                                                                                                                     PERCENTAGE
                                                                                                      APPROXIMATE     OF TOTAL
                                                                                           YEAR(S)        NET        PORTFOLIO
                                                                                            BUILT/      RENTABLE    NET RENTABLE
         PROPERTY NAME                          SUBMARKET                   LOCATION      RENOVATED   SQUARE FEET   SQUARE FEET
--------------------------------  ------------------------------------- ----------------- ----------  ------------  ------------
SAN DIEGO COUNTY
Imperial Bank Tower(3)            Downtown                              San Diego          1982/96        540,413        3.3%
Foremost Professional Plaza       I-15 Corridor                         San Diego            1992          60,534        0.4%
Activity Business Center          I-15 Corridor                         San Diego            1987         167,045        1.0%
Bernardo Regency                  I-15 Corridor                         San Diego            1986          47,916        0.3%
Carlsbad Corporate Center*        North Coast                           Carlsbad             1996         125,000        0.8%
Balboa Corporate Center*          Mission Valley/Kearny Mesa            San Diego            1990          69,890        0.4%
Panorama Corporate Center*        Mission Valley/Kearny Mesa            San Diego            1991         133,245        0.8%
Ruffin Corporate Center*          Mission Valley/Kearny Mesa            San Diego            1990          45,059        0.3%
Skypark Office Plaza*             Mission Valley/Kearny Mesa            San Diego            1986         202,164        1.2%
Governor Park Plaza*              North City                            San Diego            1986         104,065        0.6%
5120 Shoreham*                    North City                            San Diego            1984          37,759        0.2%
Sorrento Valley Science Park*     North City                            San Diego            1984         181,207        1.1%
Torreyanna Science Park*          North City                            La Jolla           1980/97         81,204        0.5%
Uniden Building*                  North City                            San Diego            1990          28,119        0.2%
10251 Vista Sorrento*             North City                            San Diego          1981/95         69,386        0.4%
                                                                                                       ----------       ----
  Subtotal/Weighted Average --                                                                          1,893,006       11.5%
    San Diego County
VENTURA COUNTY
Center Promenade                  West County                           Ventura              1982         174,837        1.1%
1000 Town Center                  West County                           Oxnard               1989         107,653        0.7%
Camarillo Business Center*        West County                           Camarillo         1984/1997       154,216        0.9%
                                                                                                       ----------       ----
  Subtotal/Weighted Average --                                                                            436,706        2.7%
    Ventura County

                                                                            ANNUALIZED
                                                                             BASE RENT
                                  PERCENT LEASED    ANNUALIZED              PER LEASED
                                       AS OF       BASE RENT(1)   NUMBER      SQUARE
         PROPERTY NAME            JANUARY 1, 1998    ($000S)     OF LEASES     FOOT
--------------------------------  ---------------  ------------  ---------  -----------
SAN DIEGO COUNTY
Imperial Bank Tower(3)                  81.4%        $  7,437         50      $ 16.90
Foremost Professional Plaza             93.9%           1,094         53        19.25
Activity Business Center                97.7%           1,691         44        10.36
Bernardo Regency                        95.1%             743         19        16.31
Carlsbad Corporate Center*             100.0%             819          1         6.55
Balboa Corporate Center*               100.0%             693          1         9.92
Panorama Corporate Center*              99.9%           2,157          1        16.20
Ruffin Corporate Center*               100.0%             387          1         8.60
Skypark Office Plaza*                   99.7%           2,712         11        13.45
Governor Park Plaza*                    91.2%           1,342         18        14.14
5120 Shoreham*                          84.5%             476          1        14.93
Sorrento Valley Science Park*           95.2%           2,447          9        14.17
Torreyanna Science Park*               100.0%           1,633          1        20.11
Uniden Building*                       100.0%             321          2        11.40
10251 Vista Sorrento*                  100.0%           1,029          1        14.83
                                       -----          -------      -----        -----
  Subtotal/Weighted Average --          92.9%          24,981        213        14.21
    San Diego County
VENTURA COUNTY
Center Promenade                        76.7%           1,939         46        14.46
1000 Town Center                       100.0%           2,041         13        18.96
Camarillo Business Center*              78.9%           1,767         16        14.51
                                       -----          -------      -----        -----
  Subtotal/Weighted Average --          83.2%           5,747         75        15.81
    Ventura County
RIVERSIDE AND SAN BERNARDINO
  COUNTIES
Centrelake Plaza*                 Inland Empire West                    Ontario              1989         110,763        0.7%
Tower Plaza I*                    Temecula                              Temecula             1988          72,350        0.4%
Tower Plaza II*                   Temecula                              Temecula             1983          19,301        0.1%
Tower Plaza III*                  Temecula                              Temecula             1983          12,483        0.1%
Chicago Avenue Business Park*     Inland Empire East                    Riverside            1986          47,482        0.3%
Havengate Center*                 Inland Empire East                    Rancho Cucamonga     1985          80,557        0.5%
HDS Plaza*                        Inland Empire East                    San Bernardino       1987         104,178        0.6%
                                                                                                      ------------       ---
  Subtotal/Weighted Average --                                                                            447,114        2.7%
    Riverside and San Bernardino
    Counties
KERN COUNTY
Parkway Center                    Bakersfield                           Bakersfield        1992,95         61,333        0.4%
California Twin Center            Bakersfield                           Bakersfield          1983         155,189        0.9%
                                                                                                      ------------       ---
  Subtotal/Weighted Average --                                                                            216,522        1.3%
    Kern County
Total/Weighted Average -- Office                                                                       14,842,099       90.2%
                                                                                                      ------------       ---
Total -- Office (Excluding                                                                             14,066,589       85.5%
  properties
  under renovation)                                                                                   ------------       ---

RIVERSIDE AND SAN BERNARDINO
Centrelake Plaza*                       63.2%           1,166         14        16.65
Tower Plaza I*                          78.8%             853         15        14.95
Tower Plaza II*                         76.7%             153         17        10.32
Tower Plaza III*                        69.1%              90         18        10.45
Chicago Avenue Business Park*           76.3%             489          6        13.49
Havengate Center*                       92.7%           1,142         12        15.29
HDS Plaza*                              82.2%           1,395         13        16.29
                                       -----       ------------  ---------  -----------
  Subtotal/Weighted Average --          77.6%           5,288         95        15.24
    Riverside and San Bernardino
    Counties
KERN COUNTY
Parkway Center                          99.5%           1,092         10        17.88
California Twin Center                  92.4%           3,352          9        23.39
                                       -----       ------------  ---------  -----------
  Subtotal/Weighted Average --          94.4%           4,444         19        21.75
    Kern County
Total/Weighted Average -- Office        83.6%        $224,584      2,428      $ 18.10
                                       -----       ------------  ---------  -----------
Total -- Office (Excluding              86.3%        $219,818      2,268      $ 18.12
  properties
  under renovation)                    -----       ------------  ---------  -----------

  COUNTIES

                                                                                                                     PERCENTAGE
                                                                                                       APPROXIMATE    OF TOTAL
                                                                                            YEAR(S)        NET       PORTFOLIO
                                                                                             BUILT/     RENTABLE    NET RENTABLE
          PROPERTY NAME                          SUBMARKET                   LOCATION      RENOVATED   SQUARE FEET  SQUARE FEET
---------------------------------  ------------------------------------- ----------------- ----------  -----------  ------------
R&D/INDUSTRIAL
ORANGE COUNTY
5602 Bolsa*                        West County                           Huntington Beach   1987/97        27,731         0.2%
5672 Bolsa*                        West County                           Huntington Beach     1987         11,968         0.1%
5632 Bolsa*                        West County                           Huntington Beach     1987         21,568         0.1%
Huntington Commerce Center*        West County                           Huntington Beach     1987         67,551         0.4%
Savi Tech Center*                  North County                          Yorba Linda          1989        341,446         2.0%
Yorba Linda Business Park*         North County                          Yorba Linda          1988        167,142         1.0%
                                                                                                       ----------        ----
  Subtotal/Weighted Average --
    Orange County                                                                                         637,406         3.8%
SAN DIEGO COUNTY
Cymer Technology Center*           I-15 Corridor                         Rancho Bernardo      1986        155,612         0.9%
Poway Industrial*                  I-15 Corridor                         Poway              1991/96       112,000         0.7%
10180 Scripps Ranch*               I-15 Corridor                         San Diego          1978/96        43,560         0.3%
10965-93 Via Frontera*             I-15 Corridor                         Rancho Bernardo    1982/97        77,920         0.5%
Westridge*                         North City                            San Diego          1984/96        48,850         0.3%
                                                                                                       ----------        ----
  Subtotal/Weighted
    Average -- San Diego County                                                                           437,942         2.7%
RIVERSIDE AND SAN BERNARDINO
  COUNTY
Ontario Airport Commerce Center*   Inland Empire West                    Ontario            1987/97       213,127         1.3%
Highlands I*                       Temecula                              Temecula             1988         26,856         0.2%
Highlands II*                      Temecula                              Temecula             1990         41,210         0.3%
Hunter Business Park*              Inland Empire East                    Riverside            1990        106,782         0.6%
                                                                                                       ----------        ----
  Subtotal/Weighted Average --
    Riverside and San Bernardino
    County                                                                                                387,975         2.4%
Total/Weighted Average --
  R&D/Industrial                                                                                        1,463,323         8.9%
                                                                                                       ----------        ----
RETAIL
SAN DIEGO AREA
Tower Plaza Retail*                Temecula                              Temecula           1970/97       144,225         0.9%
                                                                                                       ----------        ----
Total/Weighted Average -- Retail                                                                          144,225         0.9%
                                                                                                       ----------        ----
Portfolio Total                                                                                        16,449,647       100.0%
                                                                                                       ==========        ====
Portfolio Total (excluding
  properties under renovation)                                                                         15,674,137        95.3%
                                                                                                       ==========        ====

                                                                             ANNUALIZED
                                                                              BASE RENT
                                   PERCENT LEASED    ANNUALIZED              PER LEASED
                                        AS OF       BASE RENT(1)   NUMBER      SQUARE
          PROPERTY NAME            JANUARY 1, 1998    ($000S)     OF LEASES     FOOT
---------------------------------  ---------------  ------------  ---------  -----------
R&D/INDUSTRIAL
ORANGE COUNTY
5602 Bolsa*                             100.0%        $    189          2      $  6.81
5672 Bolsa*                             100.0%              75          1         6.24
5632 Bolsa*                             100.0%             155          1         7.20
Huntington Commerce Center*              94.1%             413         19         6.50
Savi Tech Center*                       100.0%           2,556          4         7.48
Yorba Linda Business Park*               96.5%           1,158         60         7.18
                                        -----          -------      -----        -----
  Subtotal/Weighted Average --
    Orange County                        98.5%           4,546         87         7.24
SAN DIEGO COUNTY
Cymer Technology Center*                 88.1%           1,742          2        12.71
Poway Industrial*                       100.0%             605          1         5.40
10180 Scripps Ranch*                    100.0%             366          1         8.40
10965-93 Via Frontera*                   89.4%             529          4         7.59
Westridge*                              100.0%             550          4        11.25
                                        -----          -------      -----        -----
  Subtotal/Weighted
    Average -- San Diego County          93.9%           3,792         12         9.22
RIVERSIDE AND SAN BERNARDINO
  COUNTY
Ontario Airport Commerce Center*         97.7%           1,189         44         5.71
Highlands I*                             94.7%             218          8         8.57
Highlands II*                            84.9%             387         12        11.06
Hunter Business Park*                    65.8%             436         12         6.21
                                        -----          -------      -----        -----
  Subtotal/Weighted Average --
    Riverside and San Bernardino
    County                               87.3%           2,230         76         6.58
Total/Weighted Average --
  R&D/Industrial                         94.2%        $ 10,568        175      $  7.67
                                        -----          -------      -----        -----
RETAIL
SAN DIEGO AREA
Tower Plaza Retail*                      83.3%           1,252         21        10.41
                                        -----          -------      -----        -----
Total/Weighted Average -- Retail         83.3%        $  1,252         21      $ 10.41
                                        -----          -------      -----        -----
Portfolio Total                          84.5%        $236,403      2,624      $ 17.00
                                        =====          =======      =====        =====
Portfolio Total (excluding
  properties under renovation)           87.0%        $231,638      2,464      $ 16.99
                                        =====          =======      =====        =====

---------------

* Indicates LBA Portfolio property

(1) Annualized base rent is calculated as monthly contractual base rent under existing leases as of January 1, 1998, multiplied by 12; for those leases where rent has not yet commenced or which are in a free rent period, the first month in which rent is received is used to determine Annualized Base Rent.

(2) The Company currently owns a 75% interest in the property and has an option to purchase the remaining 25% interest for $27,500,000 which may be exercised beginning March 15, 1998.

(3) The land underlying these Properties and/or their parking structures is leased by the Company pursuant to long term ground leases.

(4) The Company owns a 97.5% interest in the property.

(5) Property is currently under renovation.

(6) Above amounts for 2730 Wilshire exclude the 100%-occupied 12,740 square foot, 16-unit apartment complex which is also owned by the Company.

TENANT INFORMATION

     The Properties and LBA Portfolio are leased to over 2,600 tenants which are engaged in a variety of businesses, including financial services, entertainment, health care services, accounting, law, computer technology, education and publishing. The following table sets forth the Annualized Base Rent as of January 1, 1998 derived from the 20 largest tenants at the Properties and LBA
Portfolio:

                                              WEIGHTED                                             PERCENTAGE
                                               AVERAGE                  PERCENTAGE                     OF
                                              REMAINING                     OF                     AGGREGATE
                                     NUMBER     LEASE      AGGREGATE     AGGREGATE    ANNUALIZED   PORTFOLIO
                                       OF       TERM       RENTABLE       LEASED      BASE RENT    ANNUALIZED
               TENANT                LEASES   IN MONTHS   SQUARE FEET   SQUARE FEET    ($000S)     BASE RENT
------------------------------------ ------   ---------   -----------   -----------   ----------   ----------
State of California.................   25        131          214,860        1.53%     $  3,581        1.46%
Chevron USA, Inc....................    1         45          103,887        0.74%        2,755        1.12%
State Compensation Insurance Fund...    1          2          113,513        0.81%        2,634        1.07%
Eastman Kodak Company...............    1         48           69,536        0.50%        2,462        1.00%
Foote, Cone & Belding -- Honig,
  Inc...............................    1         71           62,003        0.44%        2,325        0.95%
Atlantic Richfield Company..........    2        106          125,609        0.90%        2,266        0.92%
Walt Disney Pictures & Television,
  Inc...............................    1         68           98,802        0.71%        2,241        0.91%
McDonnell Douglas Corp..............    1         95          272,013        1.94%        2,224        0.90%
Community Healthcare Alliance.......    1         69          133,149        0.95%        2,157        0.88%
Pepperdine University...............    1         61           89,752        0.64%        2,075        0.84%
Sony Pictures Entertainment, Inc....    4         70          114,211        0.82%        2,037        0.83%
Needham Harper & Steers/USA, Inc....    1         71           50,814        0.36%        2,028        0.83%
Southern Pacific Transportation.....    1         15           83,017        0.59%        1,942        0.79%
Donnelley Information Publishing,
  Inc...............................    1          9           71,946        0.51%        1,856        0.76%
GTE Directories Sales, Inc..........    2         21          113,124        0.81%        1,772        0.72%
Aurora Biosciences Corp.............    1        131           81,204        0.58%        1,633        0.66%
Cymer, Inc..........................    1        146          137,164        0.98%        1,610        0.66%
Logicon, Inc........................    1         55           74,174        0.53%        1,575        0.64%
Systems Tax Service.................    3         53           87,958        0.63%        1,262        0.51%
Computer & Equipment Leasing
  Corp..............................    1         27           63,604        0.45%        1,250        0.51%
                                      ---        ---        ---------      ------       -------      ------
     Total/Weighted Average(1)......   51         52        2,160,340       15.42%     $ 41,685       16.96%
                                      ===        ===        =========      ======       =======      ======

---------------

(1) Weighted average calculation based on rentable square footage leased by each tenant.

LEASE DISTRIBUTIONS

     The following table sets forth information relating to the distribution of the leases for the Properties and LBA Portfolio, based on rentable square feet under lease, as of January 1, 1998:

                                                             PERCENTAGE                                   PERCENTAGE
                                                            OF AGGREGATE    ANNUALIZED    AVERAGE BASE   OF AGGREGATE
                               PERCENTAGE       SQUARE       PORTFOLIO     BASE RENT OF     RENT PER      PORTFOLIO
SQUARE FEET UNDER  NUMBER OF     OF ALL       FOOTAGE OF       LEASED         LEASES      SQUARE FOOT     ANNUALIZED
      LEASE         LEASES       LEASES         LEASES      SQUARE FEET      ($000S)       OF LEASES      BASE RENT
-----------------  ---------   ----------     -----------   ------------   ------------   ------------   ------------
 2,500 or less...    1,461        55.68%        1,890,317       13.60%       $ 36,061        $19.08          14.13%
 2,501-5,000.....      529        20.16%        1,822,145       13.11%         34,039         18.68          13.34%
 5,001-7,500.....      204         7.77%        1,257,125        9.04%         23,240         18.49           9.10%
 7,501-10,000....      143         5.45%        1,235,202        8.88%         21,525         17.43           8.43%
10,001-20,000....      169         6.44%        2,324,244       16.72%         44,792         19.27          17.55%
20,001-40,000....       68         2.59%        1,881,925       13.53%         33,531         17.82          13.14%
40,001 and
  over...........       50         1.91%        3,492,770       25.12%         62,063         17.77          24.31%
                     -----       ------        ----------      ------        --------        ------         ------
     Total.......    2,624       100.00%       13,903,728      100.00%       $255,251        $18.36         100.00%
                     =====       ======        ==========      ======        ========        ======         ======

LEASE EXPIRATIONS

     The following table sets forth a summary schedule of the total lease expirations for the Properties and LBA Portfolio for leases in place as of January 1, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:

                                                         PERCENTAGE     ANNUALIZED    AVERAGE BASE    PERCENTAGE
                                            SQUARE      OF AGGREGATE   BASE RENT OF     RENT PER     OF AGGREGATE
                            NUMBER OF     FOOTAGE OF     PORTFOLIO       EXPIRING     SQUARE FOOT     PORTFOLIO
      YEAR OF LEASE          LEASES        EXPIRING        LEASED         LEASES      OF EXPIRING     ANNUALIZED
        EXPIRATION          EXPIRING        LEASES      SQUARE FEET     ($000S)(2)       LEASES       BASE RENT
      -------------         ---------     -----------   ------------   ------------   ------------   ------------
  1998(1).................      835         2,394,079       17.22%       $ 40,076        $16.74          15.70%
  1999....................      463         1,913,648       13.76%         31,292         16.35          12.26%
  2000....................      453         1,769,745       12.73%         33,249         18.79          13.02%
  2001....................      300         1,658,704       11.93%         33,004         19.90          12.92%
  2002....................      288         1,942,068       13.97%         36,667         18.88          14.35%
  2003....................       96         1,170,055        8.42%         25,310         21.63           9.93%
  2004....................       62           894,246        6.43%         16,203         18.12           6.35%
  2005....................       47           849,659        6.11%         12,471         14.68           4.89%
  2006....................       29           416,567        3.00%          9,210         22.11           3.62%
  2007....................       29           263,586        1.90%          5,492         20.84           2.15%
  2008....................        8           260,948        1.88%          6,017         23.06           2.36%
  2009....................        4           130,648        0.94%          2,024         15.49           0.79%
  2010+...................       10           239,775        1.71%          4,236         17.67           1.66%
                              -----        ----------      ------        --------        ------         ------
          Total...........    2,624        13,903,728      100.00%       $255,251        $18.36         100.00%
                              =====        ==========      ======        ========        ======         ======

---------------

(1) All month-to-month leases are assumed to expire during 1998.

(2) Base rent is as of the date of lease expiration, including all fixed contractual base rent increases; increases tied to indices such as the Consumer Price Index are not included.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE AND SENIOR OFFICERS

     The following table sets forth certain current information with respect to the directors and executive and senior officers of the Company:

                                                                                        EXPIRATION
                                                                                        OF TERM AS
        NAME          AGE                            POSITION                            DIRECTOR
--------------------  ---     ------------------------------------------------------    ----------
Richard S. Ziman      55      Chairman of the Board and Chief Executive Officer            1999
Victor J. Coleman     36      President, Chief Operating Officer and Director              1999
Diana M. Laing        43      Chief Financial Officer and Secretary
                              Executive Vice President and Director of Property
Andrew J. Sobel       38      Operations
Jeffrey A. Berger     35      Senior Vice President -- Acquisitions
Daniel S. Bothe       32      Senior Vice President -- Finance
Richard S. Davis      39      Chief Accounting Officer
Randy J. Noblitt      41      Senior Vice President -- Asset Management
Robert C. Peddicord   36      Senior Vice President -- Leasing
Herbert L. Porter     59      Senior Vice President -- Construction and Development
Carl D. Covitz        58      Director                                                     2000
Larry S. Flax         55      Director                                                     2000
Steven C. Good        55      Director                                                     1998
Kenneth B. Roath      62      Director                                                     2000

     The following is a biographical summary of the experience of the directors and executive and senior officers of the Company:

     RICHARD S. ZIMAN. Mr. Ziman is a founder of the Company and has served as the Chairman of the Board and Chief Executive Officer since its inception. He has been involved in the real estate industry for over 25 years. In 1990, Mr. Ziman formed Namiz and served as its Chairman of the Board and Chief Executive Officer from its inception until the formation of the Company. In 1979 he co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner. Mr. Ziman received his Bachelor's Degree and his Juris Doctor Degree from the University of Southern California and practiced law as a partner of the law firm of Loeb & Loeb from 1971 to 1980, specializing in transactional and financing aspects of real estate.

     VICTOR J. COLEMAN. Mr. Coleman is a founder of the Company and has served as the President and Chief Operating Officer and as a Director of the Company since its inception. He was the President, Chief Operating Officer and cofounder of Namiz from 1990 to 1996. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career from 1985 to 1987 was Director of Marketing/Investment Advisor of Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor's Degree from the University of California at Berkeley and received his Master of Business Administration from Golden Gate University.

     DIANA M. LAING. Ms. Laing has served as Chief Financial Officer of the Company since August 1996 and as Secretary of the Company since February 1997. Prior to joining the Company, Ms. Laing served, from 1985 to 1996, as Executive Vice President and Chief Financial Officer of South West Property Trust, Inc., a publicly traded apartment properties real estate investment trust, and its predecessor Southwest Realty, Ltd. Ms. Laing also served from 1982 to 1985 as Controller, Treasurer and Vice President -- Finance of Southwest Realty, Ltd. From 1981 to 1982, Ms. Laing was Controller of Crawford Energy, Inc. and she served as a member of the audit staff of Arthur Andersen & Company from 1978 to 1981. Ms. Laing is a Certified Public

Accountant and a member of the American Institute of CPAs and the Texas Society of Public Accountants. Ms. Laing received her Bachelor of Science in Accounting from Oklahoma State University.

     ANDREW J. SOBEL. Mr. Sobel served as Executive Vice President and Director of Leasing of the Company since its formation through July 1997 and Executive Vice President, Director of Property Operations since August 1997. He served as Director of Leasing for Namiz from 1992 to 1996. Mr. Sobel is an attorney admitted to the State Bar of California in 1985 with 11 years experience in the practice of real estate law. From 1990 to 1992, Mr. Sobel was a sole practitioner. From 1987 to 1990 he was an attorney with the law firm of Pircher, Nichols & Meeks specializing in all aspects of its real estate transactional practice including acquisitions, leasings and financings. Mr. Sobel received his Bachelor's Degree from State University of New York at Oswego and his Juris Doctor Degree from the University of California, Berkeley (Boalt Hall).

     JEFFREY A. BERGER. Mr. Berger has served as Senior Vice
President -- Acquisitions of the Company since October 1997. Prior to joining the Company, Mr. Berger served as Vice President and Director of Berger Realty Group, a privately held real estate company in Chicago, Illinois. Berger Realty Group managed and leased approximately 1,000 apartments, and over two million rentable square feet of office, retail, and R&D/industrial properties. Mr. Berger was responsible for all acquisitions and finance and for managing a staff of 75 people. Prior to joining Berger Realty Group, Mr. Berger served as Assistant Vice President of Real Estate Acquisitions for Heitman Financial.

     DANIEL S. BOTHE. Mr. Bothe served as Vice President -- Finance of the Company from December 1996 to December 1997 and Senior Vice President -- Finance since January 1998. From 1993 to 1996, Mr. Bothe was a management consultant with the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP. From 1988 to 1991, Mr. Bothe served as a member of the audit staff of KPMG Peat Marwick LLP specializing in real estate. Mr. Bothe is a Certified Public Accountant in the State of California and a member of the America Institute of CPAs. Mr. Bothe received his Bachelor of Science in Accounting from San Diego State University and his Master of Business Administration from the University of Southern California.

     RICHARD S. DAVIS. Mr. Davis has served as Chief Accounting Officer of the Company since January 1998. From 1996 to 1997, Mr. Davis was with Catellus Development Corporation where he was responsible for accounting and finance of the asset management and development divisions. From 1985 to 1996, Mr. Davis served as a member of the audit staff of both KPMG Peat Marwick LLP and Price Waterhouse LLP specializing in real estate. Mr. Davis is a Certified Public Accountant in the states of California and Missouri and a member of the American Institute of CPAs. Mr. Davis received his Bachelor of Science in Accounting from the University of Missouri at Kansas City.

     RANDY J. NOBLITT. Mr. Noblitt has served as Senior Vice President -- Asset Management of the Company since November 1997. From 1995 to 1997, Mr. Noblitt established a management consulting practice serving the real estate industry. From 1993 to 1995, Mr. Noblitt served as Senior Vice President of Tishman West in charge of the Southern California operation. In 1992 and 1993 Mr. Noblitt served as Senior Portfolio Manager and Director of Management Services for Cushman & Wakefield in Southern California. Mr. Noblitt's career includes extensive experience in asset management, leasing and development of all commercial property types. Mr. Noblitt received his Bachelor of Science degree in Business Administration from California State University, Northridge.

     ROBERT C. PEDDICORD. Mr. Peddicord has served as Vice President -- Leasing of the Company from December 1996 to September 1997 and Senior Vice
President -- Leasing since October 1997. From 1987 to 1996, Mr. Peddicord was a Managing Director in the West Los Angeles office of Julien J. Studley, representing landlords and tenants in the leasing of office space. From 1984 to 1986, Mr. Peddicord served as a branch Vice President for Great Western Financial Corporation. Mr. Peddicord received his Bachelor's Degree in Economics from the University of California at Los Angeles.

     HERBERT L. PORTER. Mr. Porter has served as Senior Vice
President -- Construction and Development of the Company since its formation. He served as Director of Construction and Capital Improvements for Namiz from 1993 to 1996. From 1973 to 1992, Mr. Porter was a partner/owner in his own real estate development and property management company specializing in medium to high-rise commercial office buildings.

Mr. Porter's over 24 years in commercial office development include planning, financing, acquisition, entitlements and approvals, design, construction, marketing, leasing, tenant improvements and outright sale. Mr. Porter received his Bachelor's Degree from the University of Southern California.

     CARL D. COVITZ. Mr. Covitz has served as a member of the Board of Directors of the Company since its inception as a public company in October 1996. For 18 of the past 23 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business, Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is currently the Chairman of the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor's Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business.

     LARRY S. FLAX. Mr. Flax has served as a member of the Board of Directors of the Company since December 1996. Mr. Flax is Co-Founder and Co-Chairman of the Board of California Pizza Kitchen. Prior to becoming a restaurateur in 1985, Mr. Flax served in Los Angeles as Assistant U.S. Attorney from 1968 to 1972, Chief of Civil Rights from 1970 to 1971 and Assistant Chief of the Criminal Division for the United States Department of Justice from 1971 to 1972. Mr. Flax attended the University of Washington as an undergraduate and received his Juris Doctor from the University of Southern California Law School in 1967.

     STEVEN C. GOOD. Mr. Good has served as a member of the Board of Directors of the Company since its inception as a public company in October 1996. Mr. Good is the senior partner in the firm of Good Swartz & Berns, an accountancy corporation founded in 1993 which evolved from the firm of Block, Good and Gagerman, which he founded in 1976. Prior to 1976, Mr. Good was a partner first at Laventhol & Horwath, a national accounting firm, and later at Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp, where he directed the bank's operations from 1982 through 1989. For the past seven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA's Graduate School.

     KENNETH B. ROATH. Mr. Roath has served as a member of the Board of Directors of the Company since its inception as a public company in October 1996. Mr. Roath is currently Chairman, President and Chief Executive Officer of Health Care Property Investors, Inc., a leader in the health care REIT industry. Mr. Roath is past Chairman of the National Association of Real Estate Investment Trusts ("NAREIT") and also serves as a member of the Board of Governors and Executive Committee of NAREIT. He is a director of Franchise Finance Corporation of America. Mr. Roath received his Bachelor's Degree in accounting from San Diego State University.

                                  UNDERWRITING

     The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc. ("Lehman"), BT Alex. Brown Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, Smith Barney Inc., EVEREN Securities, Inc. and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part), to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter.

                                                                       NUMBER OF
                                       UNDERWRITERS                      SHARES
                                                                       ----------
            Lehman Brothers Inc. ....................................   3,333,500
            BT Alex. Brown Incorporated..............................   3,333,500
            A.G. Edwards & Sons, Inc ................................   3,333,500
            Morgan Stanley & Co. Incorporated........................   3,333,500
            Smith Barney Inc. .......................................   3,333,500
            EVEREN Securities, Inc. .................................   1,666,250
            Raymond James & Associates, Inc. ........................   1,666,250
                                                                        ---------
                      Total..........................................  20,000,000
                                                                        =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares agreed to be purchased by the Underwriters under the Underwriting Agreement must be so purchased.

     The Company has been advised that the Underwriters propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain selected dealers who may include the Underwriters at such public offering price less a selling concession not in excess of $.85 per share. The selected dealers may reallow a concession not in excess of $.10 per share to certain brokers or dealers. After the Offering, the public offering price, the concession to selected dealers, and the reallowance may be changed by the Representatives. In connection with this Offering the Underwriters have agreed to reimburse the Company for certain expenses of the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to the payments they may be required to make in respect thereto.

     The Company has granted to the Underwriters an option to purchase up to an additional 3,000,000 shares of Common Stock, at the public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus Supplement, solely to cover overallotments, if any. Such option may be exercised at any time within 30 days after the date of this Prospectus Supplement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     In connection with the IPO, Messrs. Ziman and Coleman agreed not to sell any shares of Common Stock acquired by them upon exchange of OP Units for a period of two years after the completion of the IPO without the consent of Lehman. Such restrictions do not apply to any OP Units or other shares of Common Stock purchased or otherwise acquired by Messrs. Ziman or Coleman following the IPO.

     The Company has agreed for a period of 90 days from the date of this Prospectus Supplement, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) shares of Common Stock (other than the shares offered hereby and shares issued pursuant to the Stock Incentive

Plan existing on the date hereof, any OP Units or shares of Common Stock that may be issued in connection with any acquisition of a property and up to $65 million worth of Common Stock to be deposited into one or more unit investment trusts (including in connection with the Concurrent Offering)) or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the Company's Stock Incentive Plan existing on the date hereof), without the prior written consent of Lehman.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the overallotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking and commercial services for the Company, for which they received and will receive customary compensation. On January 21, 1998, the Company entered into a $60 million mortgage financing with an affiliate of Lehman. The Company may enter into similar agreements with affiliates of Lehman in the future, for which Lehman would receive customary fees. In addition, one of the Representatives, Smith Barney Inc., is also acting as the underwriter in the Concurrent Offering for which it will receive customary compensation.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Latham & Watkins and certain legal matters, including the validity of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll. In addition, the description of federal income tax consequences contained in the accompanying Prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll as to certain matters of Maryland law. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P.

PROSPECTUS
                                 $1,000,000,000

                               ARDEN REALTY, INC.
                                  COMMON STOCK

     Arden Realty, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California. The Company conducts all of its operations through Arden Realty Limited Partnership, a Maryland limited partnership (the "Operating Partnership"), of which it is the sole general partner. Although the Company and the Operating Partnership are separate entities, for ease of reference and unless the context requires, all references in this Prospectus to the "Company" refer to the Company and the Operating Partnership, collectively.

     The Company may from time to time offer in one or more series shares of its Common Stock, $.01 par value per share (the "Common Stock" or the "Securities"), with an aggregate public offering price of up to $1,000,000,000.00 on terms to be determined at the time of offering. The Common Stock may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Common Stock in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, any initial public offering price. In addition, such specific terms will include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the Common Stock, as set forth in the charter of the Company (the "Charter"). See "Description of Capital Stock -- Restrictions on Transfer."

     The Common Stock may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Common Stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the time the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Common Stock may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 21, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http://www.sec.gov containing reports, prospectuses and information statements and other information regarding registrants, including the Company, that file electronically. Copies of such materials and other information concerning the Company also are available for inspection at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement also may be retrieved from the Commission's website.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have previously been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

      (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

      (3) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

      (4) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;

      (5) the Company's Current Report on Forms 8-K and related Form 8-K/A, filed by the Company with the Commission on January 8, 1997 and February 28, 1997, respectively;

      (6) the Company's Current Report on Form 8-K and related Form 8-K/A, filed by the Company with the Commission on May 22, 1997 and July 8, 1997, respectively;

      (7) the Company's Current Report on Form 8-K, filed by the Company with the Commission on July 10, 1997;

      (8) the Company's Current Report on Form 8-K, filed by the Company with the Commission on August 14, 1997;

      (9) the Company's Current Report on Form 8-K and related Form 8-K/A, filed by the Company with the Commission on October 15, 1997 and November 14, 1997, respectively;

     (10) the Company's Current Report on Form 8-K and related Form 8-K/A, filed by the Company with the Commission on November 12, 1997 and November 24, 1997, respectively;

     (11) the Company's Current Report on Form 8-K, filed by the Company with the Commission on December 18, 1997;

     (12) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 18, 1996; and

     (13) the Company's Proxy Statement with respect to its Annual Meeting of Shareholders held on July 8, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby will be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be addressed to Arden Realty, Inc., at 9100 Wilshire Boulevard, East Tower, Suite 700, Beverly Hills, California 90212, Attention: Diana M. Laing; telephone number (310) 271-8600.

     This Prospectus, including the documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by the Company with the Commission and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Prospective investors should carefully consider, among other factors, the risk factors described below.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus or in an accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

REAL ESTATE FINANCING RISKS

     INABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of such current indebtedness. If the Company's indebtedness cannot be refinanced at maturity, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, the Company expects that its cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates, the interest expense relating to such refinanced indebtedness would increase, adversely affecting the Company's cash flow and the amounts available for distributions to its stockholders.

     RISK OF FAILURE TO COVER DEBT SERVICE OF CURRENT COLLATERALIZED DEBT UNDER THE MORTGAGE FINANCING. The Company, through a special purpose entity, currently has outstanding a $175 million mortgage financing (the "Mortgage Financing"). The payment and other obligations under the Mortgage Financing are secured by fully cross-collateralized and cross-defaulted first mortgage liens on 18 of the Company's properties (collectively, the "Mortgage Financing Properties") and $4 million in cash collateral. The Mortgage Financing requires monthly payments of interest only, with all principal anticipated to be repaid on the seventh anniversary of the Mortgage Financing (i.e., July 2009). If the Mortgage Financing is not repaid or refinanced within seven years, the interest rate increases by at least 2% and all excess cash flow from the Mortgage Financing Properties must be used to pay down principal. If the Company is unable to meet its obligations under the Mortgage Financing, the Mortgage Financing Properties securing such debt could be foreclosed on, which would have a material adverse effect on the Company and its ability to make expected distributions. Similarly, any future indebtedness of the Company secured by any of the properties will be subject to this risk of foreclosure.

     POTENTIAL EFFECT OF RISING INTEREST RATES ON COMPANY'S VARIABLE RATE
DEBT. The Company currently has a $300 million unsecured line of credit (the "Credit Facility") from a group of banks led by Wells Fargo, under which borrowings bear interest at a variable rate. In addition, the Company may incur other variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and the amounts available for distributions to its stockholders.

     NO LIMITATION ON DEBT. While the Company currently has a policy of incurring debt only if, upon such incurrence, the debt to total market capitalization ratio would be 50% or less, the organizational documents of the Company contain no limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the

Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

     The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and may not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

REAL ESTATE INVESTMENT RISKS

     REAL ESTATE OWNERSHIP RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs, and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

     The Company's revenue and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to manage and maintain the properties and secure adequate insurance; and the potential increase in operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     RISK THAT COMPANY MAY BE UNABLE TO RETAIN TENANTS OR RENT SPACE UPON LEASE EXPIRATIONS. The Company is and will be subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company is unable to promptly relet or renew leases for all or a substantial portion of this space, or if the rental rates upon such renewal or reletting are significantly lower than expected, the Company's cash flow and ability to make expected distributions to stockholders could be adversely affected.

     RESTRAINTS ON COMPANY'S FLEXIBILITY TO LIQUIDATE REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to stockholders.

     IMPACT OF COMPETITION ON OCCUPANCY LEVELS AND RENTS CHARGED. Numerous office properties compete with the Company's properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive commercial properties in a particular area could have a material adverse effect on (i) the ability to lease space in the properties (or at newly acquired or developed properties) and (ii) the rents charged.

     POTENTIAL INCREASES IN CERTAIN TAXES AND REGULATORY COMPLIANCE
COSTS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act (the "ADA") and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are currently in substantial compliance with all such regulatory requirements and that any noncompliance would not have a material adverse effect on the Company. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     IMPACT OF FINANCIAL CONDITION AND SOLVENCY OF TENANTS ON COMPANY'S CASH FLOW. At any time, a tenant of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

     AMERICANS WITH DISABILITIES ACT COMPLIANCE COSTS. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that its properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involved a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

     FINANCIAL DEPENDENCY AND MANAGEMENT CONFLICTS ASSOCIATED WITH PARTNERSHIP AND JOINT VENTURE PROPERTY OWNERSHIP STRUCTURES. The Company owns its interests in its properties through the Operating Partnership. In addition, the Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. The Company currently does not have any plans to invest in joint ventures or partnerships with affiliates or promoters of the Company. Nonetheless, partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of any such partnerships or joint ventures with which it may become involved to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

CONCENTRATION OF PROPERTIES IN SOUTHERN CALIFORNIA

     All of the Company's properties are located in Southern California. The Company's revenue and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a large extent, on the economic conditions in this market area.

CONFLICTS OF INTERESTS IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE COMPANY

     FAILURE TO ENFORCE TERMS OF FORMATION AGREEMENTS. As partners and members in the entities that owned certain properties which were acquired by the Company pursuant to the transactions (the "Formation Transactions") consummated in connection with the Company's initial public offering of Common Stock on October 9, 1996 (the "IPO") and as recipients of cash and units of limited partnership interest in the Operating Partnership (the "OP Units") in the Formation Transactions, certain members of the Company's management, including Richard S. Ziman and Victor J. Coleman, have a conflict of interest with respect to their obligations as directors or executive officers of the Company in enforcing the terms (including customary representations and warranties as to ownership and operation) of the agreements relating to the transfer to the Company of their interests in such properties and related assets. The failure to enforce the material terms of those agreements, particularly the indemnification provisions for breaches of representations and warranties, could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations. In addition, the aggregate liability of Messrs. Ziman and Coleman and NAMIZ, Inc., the Company's immediate predecessor ("Namiz"), under those agreements is limited to approximately $40.1 million (the initial value of the OP Units received by them in the Formation Transactions based on the IPO price of the Common Stock), and each such party is severally liable, up to the initial value of the OP Units received by such party, only for breaches of such party's respective representations and warranties. The Company therefore will have no right of recovery as to any damages in excess of such aggregate or individual amounts that may result from breaches of such representations and warranties.

     TAX CONSEQUENCES UPON CERTAIN SALES OR PREPAYMENTS OF MORTGAGE
FINANCING. Certain limited partners of the Operating Partnership (individually, a "Limited Partner" and collectively, the "Limited Partners"), including Messrs. Ziman and Coleman, may incur adverse tax consequences upon the sale of certain properties or the repayment of mortgage indebtedness relating to certain of the Mortgage Financing Properties and other recently acquired properties which are different from the tax consequences to the Company and its stockholders. Consequently, such Limited Partners may have different objectives regarding the appropriate timing of any such sale or repayment. While the Company has the exclusive authority under the amended and restated agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") to determine whether, when, and on what terms to make property sales or repay such mortgage indebtedness, any such decision would require the approval of the Board of Directors. Messrs. Ziman and Coleman, as executive officers and directors of the Company, have substantial influence with respect to any such decision, and such influence could be exercised in a manner not consistent with the interests of some, or a majority, of the Company's stockholders including in a manner which could prevent repayment of such mortgage indebtedness.

RISKS ASSOCIATED WITH ACQUISITION, RENOVATION AND DEVELOPMENT ACTIVITIES

     The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

     The Company intends to expand and/or renovate its properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed. The Company anticipates that future acquisitions and renovations will be financed through a combination of advances under the Credit Facility, other lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

     While the Company has generally limited its acquisition, renovation, management and leasing business primarily to the Southern California market, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of Southern California, which could adversely affect its ability to acquire, develop, manage or lease properties in any new localities. Changing market conditions, including competition from other purchasers of suburban office properties, may diminish the Company's opportunities for attractive additional acquisitions.

     The Company also intends to review from time to time the possibility of developing and constructing office buildings and other commercial properties in accordance with the Company's development and underwriting policies. Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

     The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock.

POTENTIAL ADVERSE TAX CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company has operated and intends to continue to operate so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1996. Although management believes that the Company is and will continue to be organized and has operated and will continue to operate in such a manner, no assurance can be given that the Company is now or will continue to be organized or operated in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending legislation that would adversely affect the Company's ability to operate as a REIT. The Company's qualification and taxation as a REIT depend on the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the results of which will not be reviewed by tax counsel to the Company. See "Federal Income Tax Considerations -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification."

OTHER TAX LIABILITIES

     Even if the Company qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its income and property. If the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations."

INSURANCE

     The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurances which currently cover all of the Company's properties with policy specifications and insured limits that the Company believes are adequate and appropriate under the circumstances. The Operating Partnership also carries earthquake insurance on all of the Company's properties. There are, however, certain types of losses that are not generally insured because it is not economically feasible. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. Moreover, as the sole general partner of the Operating Partnership, the Company will generally be liable for any unsatisfied obligations other than non-recourse obligations. The Company believes that its properties are adequately insured. In addition, in light of the California earthquake risk, California building codes since the early 1970's have established construction standards for all newly built and renovated buildings, including office buildings, the current and strictest construction standards having been adopted in 1984. The Company believes that all of its properties were constructed in full compliance with the applicable standards existing at the time of construction. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, particularly Messrs. Ziman and Coleman and Ms. Diana M. Laing. The loss of their services could have a material adverse effect on the operations of the Company. Each of Messrs. Ziman and Coleman and Ms. Laing have entered into an employment agreement with the Company.

LIMITS ON CHANGES IN CONTROL

     Certain provisions of the Charter and bylaws of the Company (the "Bylaws") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Description of Capital Stock" and "Certain Provisions of Maryland Law and the Company's Charter and Bylaws." These provisions include the following:

     LIMITS ON OWNERSHIP OF COMMON STOCK. In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of Common Stock of the

Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first year for which the election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Considerations -- Taxation of the Company." In order to protect the Company against the risk of losing REIT status due to the concentration of ownership among its stockholders, the ownership limit included in the Charter (the "Ownership Limit") limits actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder to 9.0% (by value or by number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock. See "Description of Capital Stock -- Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of counsel or a ruling from the Internal Revenue Service, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the exclusive benefit of one or more qualified charitable organizations. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. The Board of Directors has waived the Ownership Limit with respect to Mr. Ziman and certain family members and affiliates and permitted such parties to actually and constructively own up to 13.0% of the outstanding shares of Common Stock. See "Description of Capital
Stock -- Restrictions on Transfer" for additional information regarding the Ownership Limit.

     ADDITIONAL COMMON STOCK AND PREFERRED STOCK ISSUANCES. The Charter authorizes the Board of Directors to cause the Company to issue authorized but unissued shares of Common Stock or Preferred Stock and to reclassify any unissued shares of Common Stock or classify any unissued and reclassify any previously classified but unissued shares of Preferred Stock and, with respect to the Preferred Stock, to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Capital
Stock -- Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

     STAGGERED BOARD. The Company's Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws -- Board of Directors -- Number, Classification, Vacancies."

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACM") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of its properties, the Company may be potentially liable for such costs. Except for two properties, one of which is currently undergoing abatement activities, the Company is not aware of any friable ACM at any of its properties.

     In the past few years, independent environmental consultants have conducted or updated Phase I Environmental Assessments and other environmental investigations as appropriate ("Environmental Site Assessments") at the Company's properties. These Environmental Site Assessments have included, among other things, a visual inspection of the properties and the surrounding area and a review of relevant state, federal and historical documents. Soil and groundwater sampling were performed where warranted and remediation, if necessary, has or is being conducted.

     The Company's Environmental Site Assessments of its properties identified several properties that may be impacted by known or suspected regional contamination. The Environmental Site Assessments have not, however, revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's Environmental Site Assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of its properties will not be affected by tenants, by the condition of land or operations in the vicinity of its properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

     The Company believes that its properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties, other than as noted above.

POSSIBLE ADVERSE EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE
SALE

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. As of January 21, 1998 the Company has reserved 3,373,618 shares of Common Stock for issuance upon the exchange of OP Units issued in connection with the formation of the Company and in connection with property acquisitions, which shares the Company has agreed to register pursuant to contractual obligations. In addition, the Company has granted to certain executive officers, employees and directors options to purchase shares of Common Stock (and reserved for issuance additional shares of Common Stock) under the Company's 1996 Stock Incentive Plan and stock bonus awards, all of which the Company has registered. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed REIT engaged in owning, acquiring, managing, leasing and renovating commercial office properties in Southern California. The Company currently owns a portfolio of 71 office properties containing approximately 10.2 million rentable square feet, as of the date of this Prospectus.

     The Company believes that its properties are located in strong submarkets which generally have significant rent growth potential due to employment growth, declining vacancy rates, limited new construction activity and existing rental rates at levels below those required to make new construction economically feasible. The Company's portfolio is comprised primarily of suburban office properties which have high quality finishes, are situated in desirable locations, are well maintained and professionally managed and are capable of achieving rental and occupancy rates which are typically above those prevailing in their respective markets.

     The Company also believes, based upon its evaluation of market conditions, that certain economic fundamentals are present in Southern California which enhance its ability to achieve its business objectives by providing an attractive environment for owning, acquiring and operating suburban office properties. Specifically, the Company believes that the limited construction of new office properties in the Southern California region since 1992 coupled with an improving Southern California economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, particularly in the selected submarkets where most of its properties are located.

     The Company operates from its Beverly Hills, California headquarters and is a fully integrated real estate company with in-house expertise in acquisitions, finance, asset management, leasing and construction.

     The Company seeks to grow by continuing to acquire office properties that are located in submarkets with growth potential, are underperforming or need renovation and which offer opportunities for the Company to implement its value-added strategy to increase cash flow. This strategy includes active management and aggressive leasing efforts, a focused renovation and refurbishment program for underperforming assets, reduction and containment of operating costs and emphasis on tenant satisfaction (including efforts to maximize tenant retention at lease expiration and programs to relocate tenants to other spaces within the Company's portfolio). The Company's commitment to tenant satisfaction and retention is evidenced by its retention rate of approximately 73% (based on square feet renewed) from 1993 through October 31, 1997 and management's on-going relationships with multi-site tenants.

     The founders and executive officers of the Company beneficially own approximately 6.16% of the outstanding shares of Common Stock of the Company, assuming the exchange of all of their OP Units for Common Stock and excluding shares of Common Stock subject to options granted under the Company's 1996 Stock Incentive Plan.

     The Company is a Maryland corporation incorporated on May 1, 1996. The Company's executive offices are located at 9100 Wilshire Boulevard, East Tower, Suite 700, Beverly Hills, California 90212 and its telephone number is (310) 271-8600.

BUSINESS AND GROWTH STRATEGIES

     The Company's primary business objectives are to maximize growth in cash flow and to enhance the value of its portfolio in order to maximize total return to its stockholders. The Company believes it can achieve these objectives by continuing to implement its business strategies and by capitalizing on external and internal growth opportunities. The Company's primary business strategies are to actively manage its portfolio and to acquire and renovate underperforming office properties or properties which provide attractive yields with stable cash flow in submarkets where it can utilize its local market expertise and extensive real estate experience. When market conditions permit, the Company may also develop new properties in submarkets where it has local market expertise.

     Based on its own historical activities and its knowledge of the local marketplace, the Company believes that opportunities continue to exist to acquire additional office properties that: (i) provide attractive initial yields with significant potential for growth in cash flow; (ii) are in desirable locations within submarkets which the Company believes have economic growth potential; and (iii) are underperforming or need renovation, and which therefore provide opportunities for the Company to increase such properties' cash flow and value through active management and aggressive leasing.

     The Company believes that all of its properties are located in strong submarkets which generally have significant rent growth potential due to employment growth, declining vacancy rates, limited new construction and existing rental rates at levels below those required to make new construction economically feasible. The Company also believes, based upon its evaluation of market conditions, that certain economic fundamentals are present in Southern California which enhance its ability to achieve its business objectives by providing an attractive environment for owning, acquiring and operating suburban office properties. Specifically, the Company believes that the limited construction of new office properties in the Southern California region since 1992 coupled with an improving Southern California economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, and particularly in the selected submarkets where most of its properties are located.

     The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including:
(i) management's significant local market expertise, experience and knowledge of properties, submarkets and potential tenants within the Southern California region; (ii) management's long-standing relationships with tenants, real estate brokers and institutional and other owners of commercial real estate; (iii) the Company's fully integrated real estate operations which allow it to respond quickly to acquisition opportunities; (iv) the Company's access to capital as a public company; (v) the Company's'ability to acquire properties in exchange for OP Units or Common Stock if the sellers so desire; and (vi) management's reputation as an experienced purchaser of office properties in Southern California, which has the ability to effectively close transactions.

     The Company may also seek to take advantage of management's development expertise to develop office space when market conditions support office building development. The Company, however, currently intends to focus primarily on acquisitions rather than development given its belief that opportunities to acquire office properties at less than replacement cost continue to exist within selected submarkets in Southern California.

     The Company believes that opportunities exist to increase cash flow from its existing portfolio and that such opportunities will be enhanced as the Southern California office market continues to improve. The Company intends to pursue internal growth by: (i) continuing to maintain and improve occupancy rates through active management and aggressive leasing; (ii) realizing fixed contractual base rental increases or increases tied to indices such as the Consumer Price Index; (iii) re-leasing expiring leases at increasing market rents which are expected to result over time from increased demand for office space in Southern California; (iv) controlling operating expenses through the implementation of cost control management and systems; and (v) capitalizing on economies of scale arising from the size of its portfolio.

THE OPERATING PARTNERSHIP

     Since the closing of the Company's IPO, substantially all of the Company's assets have been held directly or indirectly by, and its operations conducted through, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of December 31, 1997, owned a 90.9% interest therein. The Company's interest in the Operating Partnership entitles it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to such percentage ownership. Certain individuals and entities own the remaining Units, including entities which were issued OP Units in connection with the Company's acquisition of certain properties previously owned by such entities. In general, holders of OP Units are entitled to cause the Operating Partnership to redeem its OP Units for cash beginning on October 9, 1997, the first anniversary of the consummation of the IPO. The Company may similarly elect to exchange such OP Units for shares of Common Stock of the Company (on a one-for-one basis), subject to certain limitations. See "Partnership
Agreement -- Redemption/Exchange Rights." With each redemption or exchange of OP Units, the Company's percentage interest in the Operating Partnership will increase (all other factors remaining unchanged).

     As the sole general partner of the Operating Partnership, the Company generally has the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. See "Partnership Agreement -- Management." The Board of Directors will manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership cannot be terminated (except in connection with a sale of all or substantially all of the assets of the Company, a business combination or as the result of judicial decree or the redemption of all of the OP Units held by the limited partners of the Operating Partnership) until the year 2096 without a vote of the partners of the Operating Partnership. For further information regarding the Operating Partnership, see "Partnership Agreement."

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and Bylaws, copies of which are exhibits to the Registration Statement filed in connection with the Company's IPO in October 1996. See "Additional Information."

GENERAL

     The Charter provides that the Company may issue up to 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). As of January 9, 1998, 35,796,704 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's obligations solely as a result of their status as stockholders.

COMMON STOCK

     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

     Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of Richard
S. Ziman's proportional purchase rights (see "Partnership Agreement -- Issuance of Additional OP Units, Common Stock or Convertible Securities"), have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, shares of Common Stock will have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least twothirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Charter does not provide for a lesser percentage in such situations except that the provisions of the Charter relating to authorized shares of stock and the classification and reclassification of shares of Common Stock and Preferred Stock may be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.

PREFERRED STOCK

     The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock and Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     The Charter, subject to certain exceptions, contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than the Ownership Limit (i.e., 9.0%, by number or value, whichever is more restrictive, of the outstanding shares of Common Stock). The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.0% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity, could, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.0% of the outstanding Common Stock and thus subject such shares to the Ownership Limit. The Board of Directors may, but in no event is required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it, a ruling from the Internal Revenue Service and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from Mr. Ziman and, as a result, has waived the Ownership Limit with respect to the Ziman family and certain affiliated entities. The Ziman family and such entities are permitted to own in the aggregate, actually or constructively, up to 13% (by number of shares or by value, whichever is more restrictive) of the Common Stock.

     The Charter further prohibits (a) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to continue to qualify as a REIT and such determination is approved by a two-thirds vote of the Company's stockholders as required by the Charter. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of holders owning at least two-thirds of the shares of the Company's capital stock outstanding and entitled to be cast on the matter.

     Pursuant to the Charter, if any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit, or such other limit as provided in the Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit, or such other limit, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization (the "Beneficiary") selected by the Company. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit or such other limit as provided by the Charter or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares had been transferred to the trust and
(ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Charter provides that the transfer of the excess shares will be void.

     In addition, shares of stock of the Company held in the trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company will have the right to accept such offer until the trustee of the trust has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold will terminate and the trustee of the trust shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

     If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety, and the intended transferee shall acquire no rights to the stock.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

     Under the Charter, every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit or such other limit as provided by the Charter or as otherwise permitted by the Board of Directors.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Common Stock for general corporate purposes, which may include the construction, renovation and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                             PARTNERSHIP AGREEMENT

     The following summary of the amended and restated agreement of limited partnership of the Operating Partnership (the "Partnership Agreement"), including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement.

MANAGEMENT

     The Operating Partnership has been organized as a Maryland limited partnership pursuant to the terms of the Partnership Agreement. Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, subject to certain limited exceptions. The Limited Partners have no authority in such capacity to transact business for, or participate in the management activities or decisions of, the Operating Partnership. "See -- Certain Voting Rights of Limited Partners."

TRANSFERABILITY OF INTERESTS

     Except for a transaction described in the following two paragraphs, the Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of all the holders of the OP Units representing limited partner interests.

     The Company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests ("Termination Transaction"), unless the Termination Transaction has been approved by holders of at least 66 2/3% of the OP Units (including OP Units held by the Company) and in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each OP Unit an amount of cash, securities, or other property equal to the product of the number of shares of Common Stock into which each OP Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock at any time during the period from and after the date on which the Termination Transaction is consummated. If, in connection with the Termination Transaction, a purchase, tender or exchange offer was made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, each holder of OP Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

     Notwithstanding the foregoing paragraph, the Company may merge, or otherwise combine its assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than OP Units held by the Company, are contributed to the Operating Partnership as a capital contribution in exchange for OP Units with a fair market value, as reasonably determined by the Company, equal to the agreed value (as defined in the Partnership Agreement) of the assets so contributed.

     In respect of any transaction described in the preceding two paragraphs, the Company is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction. The sole remedy for a breach by the Company of the obligations specified in the foregoing sentence is a claim for monetary damages.

CAPITAL CONTRIBUTIONS

     If the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, and the Company borrows such funds from a financial institution or other lender, then the Company will lend such funds to the Operating Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. The Company may contribute the amount of any required funds not loaned to the Operating Partnership as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. The Company's rights to make loans or additional capital contributions to the Operating Partnership are generally subject to Mr. Ziman's right to receive notice thereof and to fund the loan or capital contribution on a pro rata basis so long as Mr. Ziman is the Company's Chief Executive Officer. See "-- Issuance of Additional OP Units, Common Stock or Convertible Securities."

REDEMPTION/EXCHANGE RIGHTS

     Limited Partners receive rights which enable them to require the Operating Partnership to redeem part or all of their OP Units for cash (based upon the fair market value of an equivalent number of shares of Common

Stock at the time of such redemption) or, at the election of the Company in its sole and absolute discretion, exchange such OP Units for shares of Common Stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events) from the Company, subject to the Ownership Limit and certain limitations on resale of shares. The Company presently anticipates that it will elect to issue Common Stock in exchange for OP Units in connection with each such redemption request, rather than having the Operating Partnership pay cash. With each such redemption or exchange, the Company's percentage ownership interest in the Operating Partnership will increase.

     In connection with the Company's IPO and several subsequent acquisitions, the Company issued 2,971,756 OP Units, all of which are currently outstanding.

     Holders of OP Units received in connection with the Company's IPO may at any time tender their OP Units to the Operating Partnership for a cash redemption (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption). Holders of OP Units issued subsequent to the Company's IPO are generally subject to a one-year holding period before they may tender their OP Units. The Company may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Common Stock set forth in the Charter), elect to acquire some or all of such OP Units from the holder in exchange for shares of Common Stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of certain rights, warrants or options, certain extraordinary distributions and similar events), in which case the holder shall have no right to cause the Operating Partnership to redeem such OP Units for cash.

     All OP Units acquired by the Company upon redemption or exchange will automatically be converted into general partner interests, thereby increasing the Company's percentage interest in the Operating Partnership.

ISSUANCE OF ADDITIONAL OP UNITS, COMMON STOCK OR CONVERTIBLE SECURITIES

     As general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional OP Units. In addition, the Company may, from time to time, issue additional shares of Common Stock or convertible securities. In each event, Mr. Ziman, the Chairman of the Board and Chief Executive Officer of the Company, will have proportional purchase rights which will enable him to maintain his overall percentage ownership of the combined equity of the Company and the Operating Partnership, assuming the exchange of all OP Units for Common Stock. Mr. Ziman's proportional purchase rights may be exercised, in his sole discretion, at a price per share or other trading unit of such OP Units, Common Stock or convertible securities, as the case may be, to be received by the Company or the Operating Partnership in such issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to such issuances. These proportional purchase rights are conditioned upon Mr. Ziman being the Chief Executive Officer of the Company at the time of the exercise and do not apply to transactions under any Company stock plan (such as the 1996 Stock Incentive Plan), pursuant to an exchange of an OP Unit for a share of Common Stock or in connection with any issuance of Common Stock or OP Units incident to an acquisition of properties, assets or a business.

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and, as such, has authority, in its sole and absolute discretion, to make tax elections under the Code on behalf of the Operating Partnership.

     The net income or net loss of the Operating Partnership is generally allocated to the Company and the Limited Partners in accordance with their respective percentage interests in the Operating Partnership, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."

OPERATIONS

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as the net sales and refinancing proceeds, will be distributed from time to time (but at least quarterly) as determined by the Company pro rata in accordance with the partners' percentage interests. Pursuant to the Partnership Agreement, subject to certain exceptions, the Operating Partnership will also assume and pay when due, or reimburse the Company for payment of all costs and expenses relating to the operations of the Company.

DUTIES AND CONFLICTS

     The Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition and operation of office properties, must be conducted through the Operating Partnership.

CERTAIN VOTING RIGHTS OF LIMITED PARTNERS

     So long as the Limited Partners own at least 5% of the aggregate outstanding OP Units, the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of holders of at least 50% of the OP Units representing limited partner interests (excluding any holders of limited partner interest 50% or more of whose equity is owned, directly or indirectly, by the Company): (1) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or (2) prior to the expiration of seven years from the completion of the IPO, sell Century Park Center, other than incident to a merger, consolidation, reorganization or sale of substantially all of the Company's assets.

TERM

     The Operating Partnership will continue in full force and effect until December 31, 2096, or until sooner dissolved (i) upon the bankruptcy, dissolution, withdrawal or termination of the Company as general partner (unless the Limited Partners other than the Company elect to continue the Operating Partnership), (ii) by election of the Company and the Limited Partners, (iii) pursuant to an entry of decree of judicial dissolution, (iv) upon the sale or other disposition of all or substantially all the assets of the Operating Partnership or redemption of all OP Units or (v) as otherwise provided by law.

INDEMNIFICATION

     To the extent permitted by law, the Partnership Agreement provides for indemnification and advance of expenses of the Company and its officers and directors to the same extent indemnification and advance of expenses is provided to officers and directors of the Company in its Charter and Bylaws, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company is limited under the Charter.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE COMPANY'S CHARTER AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and Bylaws of the Company. See "Available Information."

     The Charter and the Bylaws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Charter and the Bylaws. See also "Description of Capital Stock -- Restrictions on Transfer."

BOARD OF DIRECTORS -- NUMBER, CLASSIFICATION, VACANCIES

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than five nor more than 11. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors (although such majority may be less than a quorum), except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. The Company currently has one vacancy on its seven director Board of Directors.

     The Company's Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the stockholders.

REMOVAL OF DIRECTORS

     The Charter provides that, subject to the rights of one or more classes or series of Preferred Stock to elect one or more directors, any director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has resolved to opt out of the business combination provisions of the MGCL, and such resolutions also require that any decision to opt back in be subject to the approval of holders of a majority of the shares of Common Stock.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as the result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. Although there can be no assurance that such provision will not be amended or eliminated at any time in the future, the Company's Board of Directors has resolved that the provision may not be amended or eliminated without the approval of holders of at least a majority of the shares of Common Stock.

AMENDMENT TO THE CHARTER

     The Charter, including its provisions on classification of the Board of Directors, restrictions on transferability of shares of Common Stock and removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, the provisions of the Charter relating to authorized shares of stock and the classification and reclassification of shares of Common Stock and Preferred Stock may be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

     Under Maryland law, the dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the discretion of the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of the stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the discretion of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The business combination provisions and the control share acquisition provisions of the MGCL, in each case if they ever became applicable to the Company, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Charter authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of the Company or any other corporation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations regarding the Company and the ownership of shares of Common Stock is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the tax laws, including without limitation, certain financial institutions, life insurance companies, dealers in securities or currencies, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Stockholders") or foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to stockholders.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested, and does not plan to request, any ruling from the IRS concerning the tax treatment of the Company or the Operating Partnership. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the IRS or courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. The Company believes that, commencing with its taxable year ended December 31, 1996, it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner. However, no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

     These sections of the Code and the corresponding Treasury Regulations, are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     As a condition to the closing of each offering of Common Stock and as otherwise specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the underwriters of such offering to the effect that, commencing with the Company's taxable year ended December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and will be conditioned upon certain representations to be made by the Company as to factual matters, and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, such opinion will be based upon the factual representations of the Company as set forth in this Prospectus and any Prospectus Supplement and assumes that the actions described in this Prospectus and any such Prospectus Supplement will be completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code and discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify" below. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the " alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi). In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

     The Company believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock -- Restrictions on Transfer." These restrictions, however, may not in all cases ensure that the Company will be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate; provided, however, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such requirement. See "-- Failure to Qualify." In addition, a corporation may not elect to become a REIT unless its taxable year is the Calendar year. The Company has a calendar taxable year.

     Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of the Operating Partnership." The Company has direct control of the Operating Partnership and has and intends to continue to operate it in a manner that is consistent with the requirements for qualification as a REIT.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). For purposes of applying the 30% gross income test, the holding period of properties acquired by the Operating Partnership in the Formation Transactions is deemed to have commenced on the date of acquisition. The 30% gross income test was repealed and will not apply beginning with the Company's 1998 taxable year.

     Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimus exception applicable to the Company for its taxable years beginning in 1998), other than through an independent contractor from whom the REIT derives no revenue; provided however, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not, and as general partner of the Operating Partnership will not permit the Operating Partnership to, (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take certain of the actions described in (i) through (iv) above to the extent the Company determines, based on the advice of tax counsel, that such actions will not jeopardize the Company's status as a REIT.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company has not and does not expect to derive significant amounts of interest that fail to qualify under the 75% and 95% gross income tests.

     The Company has received since the IPO certain fees in exchange for the performance of certain management activities for third parties with respect to properties in which the Company does not own an interest. Such fees will result in nonqualifying income to the Company under the 95% and 75% gross income tests. The Company, however, has recently discontinued all management activities with respect to third party owned properties and believes that the aggregate amount of its nonqualifying income in any taxable year, including the aforementioned management fees, will not exceed the limit on nonqualifying income under the gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company fails the 30% income test, in which case, the Company would cease to qualify as a REIT.

     Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The

Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties (and other properties) and to make such occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has and intends to continue to maintain adequate records of the value of its assets in order to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     Annual Distribution Requirements. The Company, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income (ie., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of the "REIT taxable income" as described in clause (i)(a) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid, even though such distributions relate to the prior year for purposes of the Company's 95% distribution requirement. The amount distributed must not be preferential -- i.e., each holder of shares of Common Stock must receive the same distribution per share. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company believes that it has and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     The Company's REIT taxable income has been and is expected to continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates failing in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax.

FAILURE TO QUALIFY

     If the Company fails to maintain its qualification for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to maintain its qualification as a REIT would significantly reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to maintain its qualification as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the

Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending upon the period of time that the Company held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by the Company, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20%, 25% or 28%. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his or her shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares taxable as capital gains (provided that the shares have been held as a capital asset). With respect to non-corporate U.S. Stockholders, amounts described as being treated as capital gains in the preceding sentence will be taxable as long-term capital gains if the shares to which such gains are attributable have been held for more than eighteen months, mid-term capital gains if such shares have been held for more than one year but not more than eighteen months, or short-term capital gains if such shares have been held for one year or less. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any " passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock (or distributions treated as such), however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the capital gains rate by the amount of such gain with respect to such Common Stock.

     The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition to the extent designated by the Company, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v), in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and with respect to non-corporate U.S. Stockholders, will be mid-term or long-term gain or loss if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code (generally, shares of Common Stock, the acquisition of which was financed through a borrowing by the tax exempt stockholder) and such shares are not otherwise used in a trade or business, dividend income received from the Company will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

     For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies if the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company is not now, and does not in the future expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from the Company and with respect to their sale or other disposition of Common Stock of the Company, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Common Stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, the Company.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

     General. Substantially all of the Company's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See "-- Taxation of the Company."

     Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income, In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for Federal income tax purposes unless it specifically elects otherwise. These newly promulgated Treasury Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997, so long as (a) the entity had a reasonable basis for its claimed classification, (b) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (c) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS. Unless it elects otherwise, a domestic business entity not otherwise classified as a corporation, which has at least two members and was in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the Treasury Regulations in effect prior to that date. The Operating Partnership claimed classification as a partnership for its taxable year ending December 31, 1996.

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not respected under Section 704(b) of the Code for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the Limited Partners in accordance with their respective percentage interests in the Operating Partnership. In addition, allocations of net income or net loss will be subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Company's properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Company's properties). Consequently, the Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

     In general, the Limited Partners of the Operating Partnership who contributed assets having an adjusted tax basis less than their fair market value at the time of contribution are allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such contributing Limited Partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Formation Transactions. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Annual Distribution Requirements."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have elected to account for Book-Tax Differences with respect to the properties previously contributed to the Operating Partnership using the "traditional method," The selection of this method will cause the Company to be allocated depreciation deductions for tax purposes which are lower than such deductions would be if the Company directly had acquired its pro rata share of the Operating

Partnership property in exchange for cash or if other methods were chosen to eliminate Book-Tax Differences. The Operating Partnership and the Company have not yet decided which method will be used to account for Book-Tax Differences with respect to properties acquired or to be acquired by the Operating Partnership in the future.

     With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Code will not apply.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has sufficient adjusted tax basis in its interest in the Operating Partnership to offset the loss. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company.

OTHER TAX CONSIDERATIONS

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Common Stock to one or more underwriters for public offering and sale by them or may sell the Common Stock to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Common Stock will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Common Stock at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Common Stock upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Common Stock, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Common Stock for whom they may act as agent. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Common Stock may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Common Stock Act.

     Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     The Common Stock is currently listed on the NYSE. Unless otherwise specified in the related Prospectus Supplement, any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. It is possible that one or more underwriters may make a market in a series of Common Stock, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of Arden Realty, Inc. and the combined financial statements of the Arden Predecessors appearing in Arden Realty, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996; the statement of revenue and certain expenses of 5200 West Century for the period from January 1, 1996 to December 19, 1996, and the statements of revenue and certain expenses of 10351 Santa Monica and 2730 Wilshire for the 12 months ended October 31, 1996, and the statement of revenue and certain expenses of Center Promenade for the period from January 1, 1996 to December 17, 1996, and the statement of revenue and certain expenses of 10350 Santa Monica for the period from January 1, 1996 to December 27, 1996, and the statement of revenue and certain expenses of L.A. Corporate Center for the period from January 1, 1996 to December 18, 1996, and the statement of revenue and certain expenses of Sumitomo Bank Building for the period from January 1, 1996 to December 20, 1996, and the statement of revenue and certain expenses of Burbank Executive Center for the 12 months ended October 31, 1996, all of which were included in the current report filed on Form 8-K/A of Arden Realty, Inc. dated February 28, 1997 and appearing in Arden Realty, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996; the statement of revenue and certain expenses of 535 Brand for each of the three years in the period ended December 31, 1996, and the combined statement of revenue and certain expenses of Whittier Financial Center, Clarendon Crest, and California Twin Centre for the year ended December 31, 1996, and the statement of revenue and certain expenses of 10780 Santa Monica for the year ended December 31, 1996, and the statement of revenue and certain expenses of Noble Professional Center for the year ended December 31, 1996, and the statement of revenue and certain expenses of South Bay Centre for the year ended December 31, 1996; and the statement of revenue and certain expenses of 8383 Wilshire for the year ended December 31, 1996, all of which were included in the current report filed on Form 8-K/A of Arden Realty, Inc. dated July 8, 1997; the statement of revenue and certain expenses of Centerpointe La Palma for the year ended December 31, 1996, and the statement of revenue and certain expenses of Pacific Gateway II for the year ended December 31, 1996, all of which were included in the current report filed on Form 8-K of Arden Realty, Inc. dated July 9, 1997; the combined statement of revenue and certain expenses of 1000 Town Center and Mariner Court for the year ended December 31, 1996, and the statement of revenue and certain expenses of Parkway Center for the year ended December 31, 1996, and the statement of revenue and certain expenses of Crown Cabot for the year ended December 31, 1996, all of which were included in the current report filed on Form 8-K of Arden Realty, Inc. dated August 13, 1997; the statement of revenue and certain expenses of 120 South Spalding for the year ended December 31, 1996, and the statement of revenue and certain expenses of Foremost Professional Plaza for the year ended December 31, 1996, and the statement of revenue and certain expenses of 1370 Valley Vista for the year ended December 31, 1996, all of which were included in the current report filed on Form 8-K/A of Arden Realty, Inc. dated November 14, 1997; the statement of revenue and certain expenses of Northpoint for the year ended December 31, 1996, and the statement of revenue and certain expenses of 145 South Fairfax for the year ended December 31, 1996, and the statement of revenue and certain expenses of Bernardo Regency for the year ended December 31, 1996, and the combined statement of revenue and certain expenses of Thousand Oaks Portfolio for the year ended December 31, 1996, all of which were included in the current report filed on Form 8-K/A of Arden Realty, Inc. dated November 24, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated and combined financial statements and statement of revenue and certain expenses are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll as to certain matters of Maryland law.

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  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell, or a solicitation or an offer to buy, to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement nor the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

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                           SUMMARY TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
Prospectus Supplement Summary........     S-1
The Company..........................     S-7
Use of Proceeds......................    S-11
Price Range of Common Stock and
  Distribution History...............    S-11
Capitalization.......................    S-12
Selected Financial Data..............    S-13
Southern California Economy and
  Office Markets.....................    S-16
Properties...........................    S-22
Management...........................    S-30
Underwriting.........................    S-33
Legal Matters........................    S-34
                 PROSPECTUS
Available Information................       2
Incorporation of Certain Information
  by Reference.......................       3
Risk Factors.........................       4
The Company..........................      12
Description of Capital Stock.........      15
Use of Proceeds......................      18
Partnership Agreement................      18
Certain Provisions of Maryland Law
  and the Company's Charter and
  Bylaws.............................      22
Federal Income Tax Considerations....      24
Plan of Distribution.................      35
Experts..............................      36
Legal Matters........................      37

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                               20,000,000 SHARES

                                 ARDEN LOGO

                                  COMMON STOCK
                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 12, 1998

                          ---------------------------
                                LEHMAN BROTHERS

                                 BT ALEX. BROWN

                           A.G. EDWARDS & SONS, INC.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                            EVEREN SECURITIES, INC.

                        RAYMOND JAMES & ASSOCIATES, INC.

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